Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of February 1, 2021

by and among

PLAYSTUDIOS, INC.,

Acies Acquisition Corp.,

CATALYST Merger Sub I, Inc.,

and

CATALYST Merger Sub II, LLC

TABLE OF CONTENTS

i

ANNEXES

Annex I – Earnout Shares

EXHIBITS

Exhibit A – Form of PubCo Charter

Exhibit B – Form of PubCo Bylaws

Exhibit C – Form of Surviving Entity A&R LLCA

Exhibit D – Form of PubCo Equity Incentive Plan

Exhibit E – Form of PubCo Employee Stock Purchase Plan

Exhibit F – Form of A&R Registration Rights Agreement

Exhibit G – Form of Support Agreement

Exhibit H – Form of FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of February 1, 2021, is entered into by and among PlayStudios, Inc., a Delaware corporation (the “Company”), Acies Acquisition Corp., a Cayman Islands exempted company (prior to the Effective Time, “Acies” and, at and after the Effective Time, “PubCo”), Catalyst Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), and Catalyst Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 1.01 of this Agreement.

RECITALS

WHEREAS, the Company Board and the Acies Board have each approved and deemed it advisable and in the best interests of their stockholders and shareholders, respectively, to approve and adopt this Agreement;

WHEREAS, the respective governing bodies of First Merger Sub and Second Merger Sub have each approved and deemed it advisable and in the best interests of their sole stockholder and sole member, respectively, to approve and adopt this Agreement;

WHEREAS, prior to the Closing, upon the terms and subject to the conditions of this Agreement, Acies will domesticate as a Delaware corporation in accordance with the DGCL and the CICL (the “Domestication”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and DLLCA, immediately following the Domestication: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Acies (the Company, in its capacity as the surviving corporation of the First Merger, is referred to as the “Surviving Corporation”), and (b) immediately following the First Merger, and as part of an integrated transaction with the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, the “Surviving Entity”);

WHEREAS, in connection with the Mergers: (i) PubCo shall adopt an amended and restated certificate of incorporation substantially in the form set forth in Exhibit A (the “PubCo Charter”), to provide for, among other things, the implementation of a dual class structure so that the PubCo Class B Common Stock will have generally the same economic terms as PubCo Class A Common Stock, but will carry increased voting rights in the form of twenty (20) votes per share; (ii) PubCo shall adopt amended and restated bylaws, substantially in the form set forth in Exhibit B (the “PubCo Bylaws”); and (iii) the Surviving Entity shall adopt an amended and restated LLC agreement, substantially in the form set forth in Exhibit C (the “Surviving Entity A&R LLCA”);

WHEREAS, the Acies Board has approved the implementation of: (i) a 2021 Equity Incentive Plan, substantially in the form set forth on Exhibit D hereto (the “PubCo Equity Incentive Plan”), and (ii) a 2021 Employee Stock Purchase Plan, substantially in the form set forth on Exhibit E hereto (the “PubCo Employee Stock Purchase Plan”), in each case, effective as of the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Acies and Acies Acquisition LLC, a Delaware limited liability company (the “Sponsor”), are entering into that certain Sponsor Agreement (the “Sponsor Agreement”), whereby, among other things, the Sponsor has agreed: (i) to vote its Acies Class B Ordinary Shares in favor of the Transactions; (ii) to waive certain anti-dilution provisions contained in the Acies Organizational Document; and (iii) to forfeit certain of its Acies Class B Ordinary Shares and Acies Warrants for no consideration and subject certain of its shares of PubCo Class A Common Stock to vesting conditions;

WHEREAS, concurrently with the consummation of the Transactions, Acies will cause the Registration Rights Agreement to be amended and restated, substantially in the form set forth in Exhibit F (the “A&R Registration Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the PIPE Investors and Acies have entered into subscription agreements (the “Subscription Agreements”) pursuant to which the PIPE Investors have agreed to purchase an aggregate of 25,000,000 shares of PubCo Class A Common Stock at the Closing Stock Price immediately prior to the Effective Time (the “PIPE Financing” and the aggregate purchase price of such shares, the “PIPE Financing Amount”);

WHEREAS, pursuant to the Acies Organizational Document, Acies shall provide an opportunity to the Acies Shareholders to have their Acies Class A Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acies Organizational Document, the Trust Agreement, and the Proxy Statement in conjunction with obtaining approval from the Acies Shareholders of this Agreement and the Transactions (the “Offer”); and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (the “Code”), and (ii) the Mergers, taken together, shall constitute a “reorganization” within the meaning of Section 368(a) of the Code to which Acies and the Company are parties as defined in Section 368(b) of the Code (the “Intended Tax Treatment”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acies, First Merger Sub, Second Merger Sub and the Company agree as follows:

Article 1
Certain Definitions

Section 1.01.      Definitions.

(a)            As used herein, the following terms shall have the following meanings:

“Acies Board” means the board of directors of Acies.

“Acies Class A Ordinary Shares” means the Class A ordinary shares of Acies, par value $0.0001 per share.

“Acies Class B Ordinary Shares” means the Class B ordinary shares of Acies, par value $0.0001 per share.

“Acies Disclosure Schedule” means that certain disclosure letter delivered by Acies, First Merger Sub and Second Merger Sub to the Company in connection with this Agreement.

“Acies Material Adverse Effect” means a material adverse effect on the ability of the Acies Parties to consummate the Transactions.

“Acies Ordinary Shares” means Acies Class A Ordinary Shares and Acies Class B Ordinary Shares.

“Acies Organizational Document” means the Amended and Restated Articles of Association of Acies, adopted on October 22, 2020.

“Acies Parties” means Acies, First Merger Sub and Second Merger Sub.

“Acies Share Redemptions” means any redemptions of Acies Class A Ordinary Shares in connection with the Offer.

“Acies Shareholder” means a holder of Acies Ordinary Shares.

“Acies Units” means the units of Acies issued in connection with its initial public offering, which such units are comprised of one share of Acies Class A Ordinary Shares and one-third of one Acies Warrant.

“Acies Warrants” means rights to acquire Acies Class A Ordinary Shares that were included in the Acies Units sold as part of Acies’ initial public offering or sold to the Sponsor in a private placement in connection with such initial public offering.

“Acquisition Proposal” means, other than the Transactions, any offer or proposal relating to, in a single transaction or a series of related transactions: (i) with respect to the Company Group, (A) any acquisition or purchase, direct or indirect, of (x) a portion of the business of the Company Group that comprises 25% or more of its combined net revenues or net income, taken as a whole, (y) 25% or more of the consolidated assets of the Company Group, taken as a whole, or (z) 25% or more of the Company Common Stock and the Company Preferred Stock (on an as converted basis) or 25% or more of the capital stock of a Subsidiary or Subsidiaries of the Company whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company Group, taken as a whole or (B) a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any member or members of the Company Group whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company Group, taken as a whole; or (ii) with respect to Acies, a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction that would constitute a Business Combination with or involving Acies (or any Affiliate or Subsidiary of Acies) and any party other than the Company.

“Action” means any claim, action, suit, investigation, assessment, arbitration, or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Closing Consideration” means $1,041,000,000.

“Ancillary Agreements” means the Support Agreements, the Sponsor Agreement, the Subscription Agreements, the A&R Registration Rights Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Available Cash Consideration” means an amount of cash equal to the lesser of: (i) Available PubCo Cash minus the Closing Payments minus Minimum Cash; and (ii) $150,000,000 (for the avoidance of doubt, Available Cash Consideration may be equal to $0).

“Available PubCo Cash” means all cash of any of the Acies Parties as of 12:01 a.m. Pacific Time on the Closing Date, in each case, calculated in accordance with the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Acies Audited Financial Statements, including: (i) the funds remaining in the Trust Account following any Acies Share Redemptions in connection with the Offer and (ii) the net proceeds actually received by Acies in the PIPE Financing and shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared (but inclusive, for the avoidance of doubt, of ACH and wire transfer fees) as of 12:01 a.m. Pacific Time on the Closing Date.

“Business Combination” has the meaning given to such term in the Acies Organizational Document.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by Law to close.

“CICL” means the Companies Law (2021 Revision) of the Cayman Islands.

“Closing Donation Amount” means the amount of charitable donations to be made in connection with the Transactions, as determined by the Company in an aggregate amount not to exceed $2,500,000.

“Closing Payments” means, without duplication, (i) the Outstanding Company Expenses; (ii) the Outstanding Acies Expenses; (iii) the Closing Transaction Bonus Amount; and (iv) the Closing Donation Amount.

“Closing Stock Price” means $10.00 per share.

“Closing Transaction Bonus Amount” means the amount of transaction bonuses to be awarded by the Company in connection with the Transactions as determined by the Chief Executive Officer of the Company in an aggregate amount not to exceed $5,000,000.

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the Company’s Amended and Restated Bylaws.

“Company Capital Stock” means, collectively, the Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of the Company, as filed on February 27, 2019, as it may be amended, restated or otherwise modified from time to time.

“Company Common Stock” means the common stock of the Company, par value $0.00005 per share.

“Company Disclosure Schedule” means that certain disclosure letter delivered by the Company to Acies, First Merger Sub and Second Merger Sub in connection with this Agreement.

“Company Employee” means any employee of any member of the Company Group.

“Company Group” means the Company and its Subsidiaries.

“Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned by any member of the Company Group.

“Company Investor Rights Agreement” means that certain Second Amended and Restated Investor Rights Agreement, dated as of June 2, 2014 and as it may be amended or modified from time to time, by and among the Company and the other parties thereto.

“Company Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, assets or results of operations of the Company Group, taken as a whole, excluding any effect resulting from: (i) the taking by any member of the Company Group of any COVID-19 Actions; (ii) any change in applicable Laws, or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof; (iii) any change in interest rates or economic, financial, market or political conditions generally; (iv) any change generally affecting any of the industries or markets in which any member of the Company Group operates; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event; (vi) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement (or the obligations hereunder), other than with respect to Section 4.04; (vii) the compliance with the express terms of this Agreement, other than pursuant to Section 6.01(a); or (viii) in and of itself, the failure of the Company Group, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period beginning on or after the date of this Agreement; except, in the case of each of clauses (i), (ii), (iii), (iv) or (v), to the extent that any such effect has a disproportionate adverse effect on the Company Group, taken as a whole, relative to the adverse effect on other companies operating in the social gaming industry or the other industries in which the Company Group materially engage; provided further that clause (viii) shall not preclude Acies from asserting that any facts or occurrences giving rise to or contributing to such effects that are not otherwise excluded from the definition of Company Material Adverse Effect should be taken into account in determining whether a Company Material Adverse Effect would have reasonably been expected to occur, or (b) the ability of the Company to consummate the Transactions.

“Company Option” means each option to purchase shares of Company Common Stock granted under the Company Stock Plan or otherwise.

“Company Optionholder” means each holder of a Company Option.

“Company ROFR and Co-Sale Agreement” means that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 2, 2014 and as it may be amended or modified from time to time, by and among the Company and the other parties thereto.

“Company Stock Plan” means the Company’s 2011 Omnibus Stock and Incentive Plan, as amended.

“Company Stockholder” means a holder of Company Capital Stock, immediately prior to the Effective Time.

“Company TSM Shares” means, without duplication, as of immediately before the Effective Time, the sum of: (i) the number of issued and outstanding shares of Company Common Stock (including, without duplication, the number of shares of Company Preferred Stock on an as-converted basis); (ii) the number of shares of Company Common Stock and Company Preferred Stock (on an as converted basis) issued or issuable upon the exercise of all vested Company Options (including after giving effect to any acceleration of any unvested Company Options in connection with the consummation of the Transactions); and (iii) the shares of Company Common Stock (including, without duplication, the number of shares of Company Preferred Stock on an as-converted to Company Common Stock basis) underlying the Company Warrants, in each case of clauses (ii) and (iii), determined on a net exercise basis. For purposes of determining the number of shares of Company Common Stock on a net exercise basis under clauses (ii) and (iii), the per-share value of the Company Common Stock shall be equal to the (A) the sum of (1) the Aggregate Closing Consideration plus (2) the aggregate exercise price of all vested Company Options and Company Warrants divided by (B) the Company TSM Shares determined as if the words “net exercise basis” were replaced with the words “cash exercise basis”.

“Company Voting Agreement” means the Second Amended and Restated Voting Agreement, dated as of June 2, 2014 and as it may be amended or otherwise modified from time to time, by and among the Company and the other parties thereto.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Action” means any action taken or omitted to be taken after the date of this Agreement that is (i) consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement and not prohibited by applicable Law, or (ii) reasonably determined to be necessary or prudent to be taken in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures,” including the establishment of any policy, procedure or protocol.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Derivative Securities” means, with respect to a Person, (i) securities of such Person convertible into or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, such Person; (ii) subscriptions, warrants, calls, options, stock appreciation rights or other rights to acquire from such Person, or other obligation of such Person to issue, any capital stock or other voting securities of, or ownership interests in, such Person, or securities convertible into or exchangeable for capital stock or other voting securities of, or ownership interests in, such Person; or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or other equity or equity-linked incentives or awards or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, such Person.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to each member of the Company Group, any Person, trade or business (whether or not incorporated) that, together with such member of the Company Group, is required to be treated as a “single employer” under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(i) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Merger Consideration Value by (b) the Closing Stock Price.

“Founder” means Andrew Pascal, in his capacity as a Company Stockholder.

“Founder Group” means the Founder, the Founder Trust and their respective controlled Affiliates.

“Founder Trust” means the Pascal Family Trust.

“Fraud” means actual and intentional common law fraud committed by a party hereto with respect to the making of the representations and warranties set forth in Article 4 or Article 5, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Games” means all Software used in connection with the “myVEGAS Bingo”, “myVEGAS Slots”, “POP! Slots”, “myKONAMI Slots”, “myVEGAS Blackjack” and “Kingdom Boss” game offerings.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or non-U.S. government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case, to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) guarantees with respect to any amounts of a type described in clauses (a) through (g) above; and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business.

“Intellectual Property” means (a) trademarks, service marks, trade names, trade dress, domain names, social media identifiers, brand names, logos and other source identifiers and all goodwill related thereto, (b) mask works, database rights and copyrights, (c) inventions (whether or not patentable), trade secrets, know-how, processes, procedures, source code and other confidential business information (collectively, “Trade Secrets”), (d) patents, patent applications and other patent rights including any divisionals, continuations, continuations-in-part, reissues and reexaminations thereof, (e) Software, (f) any registrations or applications for registration of any of the foregoing and (g) any other type of proprietary intellectual property rights.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws. Without limiting the generality of the foregoing, for purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Minimum Cash” means $200,000,000.

“Nasdaq” means The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market.

“Parties” means (i) with respect to this Agreement, the Company, Acies, First Merger Sub and Second Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and references herein to a “Party” or the “Parties” means any of them.

“Per Share Merger Consideration Value” means (a) the Aggregate Closing Consideration divided by (b) the Company TSM Shares.

“Per Share Stock Consideration” means (a) other than as provided in clause (b), with respect to any share of Company Common Stock (including on an as-converted basis with respect to any shares of Company Preferred Stock) issued and outstanding immediately prior to the Effective Time, a number of validly issued, fully paid and nonassessable shares of PubCo Class A Common Stock equal to the Exchange Ratio, and (b) with respect to any share of Company Common Stock (including on an as-converted basis with respect to any shares of Company Preferred Stock) owned by any member of the Founder Group, a number of validly issued, fully paid and nonassessable shares of PubCo Class B Common Stock equal to the Exchange Ratio.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on, or referred to in the notes to, the most recent balance sheet included in the Company Financial Statements, (vii) in the case of real property, whether or not leased, matters that would be disclosed by an accurate survey or inspection of any such real property which do not materially interfere with the current use or occupancy of such real property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (x) Liens described on Section 1.01(A) of the Company Disclosure Schedule or incurred in connection with activities permitted under Section 6.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company).

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information, in any form, that (a) identifies, or could be used, directly or indirectly, to identify, contact, or locate a natural Person, including name, address, telephone number, email address, payment card information, government-issued identifier, online identifier, device identifier, IP address, browsing history, search history, or other website, application or online activity or usage data, location data, or biometric data, and/or (b) is considered “personally identifiable information,” “personal information,” or “personal data” by one or more applicable Laws.

“PIPE Investor” means any Person that is a party to a Subscription Agreement.

“Pre-Closing Acies Qualified Expenses” means the cost of any filing (or similar) fees paid by Acies prior to the Effective Time in connection with seeking any governmental or regulatory approval pursuant to the performance of its obligations under Section 8.01 and Section 8.02.

“Privacy Laws” means all applicable Laws and binding industry guidance, in each case as amended, consolidated, re-enacted or replaced from time to time, governing the privacy, security, or Processing of Personal Information, data breach and notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information, and email, text message, or telephone communications, including the Health Insurance Portability and Accountability Act, the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Federal Trade Commission Act, the California Consumer Privacy Act, the General Data Protection Regulation 2016/679 (GDPR) and any applicable national laws which implement the GDPR, the United Kingdom GDPR and UK Data Protection Act 2018, the e-Privacy Directive (Directive 2002/58/EC) and any applicable national laws which implement the e-Privacy Directive including in the United Kingdom, and, to the extent applicable, Payment Card Industry Data Security Standards.

“Privacy Policies” means each external or internal, past or present, policy, notice, and/or statement relating to Personal Information.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.

“PubCo Board” means the board of directors of PubCo.

“PubCo Class A Common Stock” means Class A common stock of PubCo, par value $0.0001 per share, entitling the holder of each such share to one (1) vote per share.

“PubCo Class B Common Stock” means Class B common stock of PubCo, par value $0.0001 per share, entitling the holder of each such share to twenty (20) votes per share.

“PubCo Common Stock” means, collectively, the PubCo Class A Common Stock and PubCo Class B Common Stock.

“PubCo Governing Documents” means the PubCo Charter and the PubCo Bylaws.

“Redeeming Shareholder” means an Acies Shareholder who demands that Acies redeem its Acies Class A Ordinary Shares for cash in connection with the Offer and in accordance with the Acies Organizational Document.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of October 22, 2020 (as it may be amended or modified from time to time), by and among the Acies, the Sponsor and the other parties thereto.

“Representatives” means, collectively, with respect to any Person, such Person’s Affiliates and the officers, directors, employees, agents or advisors, including any investment banker, broker, attorney, legal counsel, accountant, consultant or other authorized representative of such Person and its Affiliates.

“Requisite Company Stockholders” mean each of the holders of Company Capital Stock set forth on Section 6.02 of the Company Disclosure Schedule.

“Rewards Partners” means rewards partners of the Company Group that have contractual arrangements with the Company Group to offer rewards to end-users of the Company Group’s mobile gaming applications that can be redeemed with loyalty points issued by the Company Group.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Service Provider” means any employee (including any Company Employee), officer, director, manager, individual independent contractor or consultant of the Company Group.

“Software” means all computer software, applications, and programs, including software compilations, development tools, compilers, files, scripts, architecture, application programming interfaces, mobile applications, algorithms, user interfaces, menus, buttons, icons, and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreement” means a support agreement, substantially in the form of Exhibit G, providing for certain stockholders of the Company to, among other things, vote in favor of the adoption of this Agreement and support the consummation of the Transactions.

“Tax” means any federal, state, provincial, territorial, local, non-U.S. and other income, estimated unemployment, social security, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, sales, use, or other tax or other like governmental fee or assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, and including any liability of another person for any such amounts by operation of Law or as a transferee or successor.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, estimate or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

(b)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
$12.50 Earnout Shares	Annex I
$12.50 Share Price Milestone	Annex I
$12.50 Share Price Milestone Date	Annex I
$15.00 Earnout Shares	Annex I
$15.00 Share Price Milestone	Annex I
$15.00 Share Price Milestone Date	Annex I
A&R Registration Rights Agreement	Preamble
Acies	Preamble
Acies Affiliate Agreement	5.23
Acies Anti-Dilution Provisions	2.01
Acies Benefit Plans	5.16
Acies Board Recommendation	5.03(b)
Acies Cure Period	10.01(d)(i)
Acies SEC Documents	5.07(a)
Acies Shareholder Approval	5.03(a)
Aggregate Cash Election Amount	3.05(a)(i)
Agreement	Preamble
Allocation Statement	3.09(b)
Cash Electing Share	3.05(a)(i)
Cash Election	3.05(a)(i)
Cash Fraction	3.05(a)(i)
Certificate of Merger	3.01(b)
Chosen Courts	11.10
Closing	3.01(a)
Closing Date	3.01(a)
Code	Preamble
Company	Preamble
Company Affiliate Agreement	4.12
Company Audited Financial Statements	4.07
Company Benefit Plan	4.17(a)
Company Cure Period	10.01(c)(ii)
Company D&O Insurance	8.06(b)
Company Designees	3.04(a)(ii)
Company Financial Statements	4.07(a)
Company Personal Information	4.16(b)
Company Preferred Stock	4.06(a)
Company Stock Certificates	3.06(c)
Company Stockholder Approval	4.03(a)
Company Stockholder Cash Consideration	3.05(a)
Company Stockholder Consideration	3.05(a)
Company Stockholder Stock Consideration	3.05(a)
Company Subsidiary Securities	4.02(d)
Company Unaudited Financial Statements	4.07(a)
Confidentiality Agreement	11.08
Converted Option	3.07(a)

Term	Section
Data Partners	4.16(b)
Dissenting Shares	3.14
Domestication Effective Time	2.01
Earnout Denominator	Annex I
Earnout Expiration Date	Annex I
Earnout Milestones	Annex I
Earnout Participant	Annex I
Earnout Pro Rata Portion	Annex I
Earnout Shares	Annex I
Earnout Strategic Transaction	Annex I
Effective Time	3.01(b)
Election Time	3.06(a)
End Date	10.01(b)
ERISA	4.17(a)
Exchange Agent	3.10(a)
First Merger	Preamble
First Merger Sub	Preamble
Form of Election	3.06(b)
Founder	Preamble
Funding Amount	3.10(a)
Interim Period	6.01
Key Employee	6.01(a)(xi)
JOBS Act	7.04(d)
Lease	4.13(c)
Letter of Transmittal	3.10(b)
Material Contracts	4.12(a)
Mergers	Preamble
Minimum Cash Condition	9.03(e)
Multiemployer Plan	4.17(e)
Offer	Preamble
Outstanding Acies Expenses	3.09(a)(iii)
Outstanding Company Expenses	3.09(a)
PIPE Financing	Preamble
PIPE Financing Amount	Preamble
Primary Capital Wire Amount	3.09(b)(ii)
Privacy Commitments	4.16(b)
Proposals	8.02(a)
Proxy Statement	8.02(a)
PubCo	Preamble
PubCo Bylaws	Preamble
PubCo Charter	Preamble
PubCo Class A Common Warrant	2.02(c)
PubCo Employee Stock Purchase Plan	Preamble
PubCo Equity Incentive Plan	Preamble
PubCo Fully Diluted Shares	8.08(a)

Term	Section
Registration Rights Agreement	Preamble
Registration Statement	8.02(a)
Second Certificate of Merger	3.01(c)
Second Effective Time	3.01(c)
Second Merger	Preamble
Second Merger Sub	Preamble
Security Incident	4.16(e)
Series A Preferred	4.06(a)
Series B Preferred	4.06(a)
Series C Preferred	4.06(a)
Series C-1 Preferred	4.06(a)
Shareholder Action	8.10
Sponsor	Preamble
Sponsor Agreement	Preamble
Stock Electing Share	3.05(a)(ii)
Stock Election	3.05(a)(ii)
Subscription Agreement	Preamble
Surviving Corporation	Preamble
Surviving Entity	Preamble
Surviving Provisions	10.02
Terminating Acies Breach	10.01(d)
Terminating Company Breach	10.01(c)(ii)
Trust Account	5.18(a)
Trust Agreement	5.18(a)
Trustee	5.18(a)
WARN Act	4.18(b)

Section 1.02.      Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)            When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or Acies’ business, as applicable (including, for the avoidance of doubt, in light of COVID-19).

(c)            Any reference in this Agreement to “PubCo” shall also mean Acies to the extent the matter relates to the pre-Closing period and any reference to “Acies” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Effective Time).

(d)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f)             The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Whenever this Agreement refers to a time, such time shall refer to Pacific Time.

(h)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i)             The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided no later than one (1) Business Day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (A) in the virtual “data room” maintained on iDeals under the title “Project Catalyst VDR” or (B) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (ii) with respect to Acies, publicly filed with the SEC by Acies on or no later than one (1) Business Day prior to the date hereof.

Section 1.03.      Knowledge. As used herein, the phrase “to the knowledge of” shall mean the actual knowledge of:

(a)            in the case of the Company, those individuals named in Section 1.03 of the Company Disclosure Schedule; and

(b)            in the case of Acies or the Acies Parties, as applicable, those individuals named in Section 1.03 of the Acies Disclosure Schedule.

Article 2
The Domestication

Section 2.01.      The Domestication. Prior to the Closing and the Effective Time, Acies shall cause the Domestication to become effective, including by:

(a)            filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the PubCo Charter, in each case, in accordance with the provisions thereof and applicable Law;

(b)            taking all actions necessary so that the PubCo Bylaws shall become the effective bylaws of PubCo;

(c)            completing, making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication; and

(d)            obtaining a certificate of de-registration from the Cayman Registrar.

The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time (but prior to the Effective Time) as may be agreed by Acies and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”). In connection with the Domestication, Sponsor shall waive the application of the anti-dilution provisions contained in Section 17.3 of the Acies Organization Document (the “Acies Anti-Dilution Provisions”) in the manner and on the terms contemplated by the Sponsor Agreement.

Section 2.02.      Effects of Domestication. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of the Acies Parties or any holder of Acies Ordinary Shares or Acies Warrants:

(a)            each then issued and outstanding Acies Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of PubCo Class A Common Stock;

(b)            each then issued and outstanding Acies Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of PubCo Class A Common Stock after giving effect to the forfeiture of certain Acies Class B Ordinary Shares held by the Sponsor pursuant to the Sponsor Agreement; and

(c)            each then issued and outstanding Acies Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire PubCo Class A Common Stock on substantially the same terms and conditions (including the same “Warrant Price” as specified in the Acies Warrant but with references to Acies Class A Ordinary Shares replaced with references to shares of PubCo Class A Common Stock and such other changes as reasonably necessary to give effect to the Domestication) (each, a “PubCo Class A Common Warrant”), after giving effect to the forfeiture of certain Acies Warrants held by the Sponsor pursuant to the Sponsor Agreement.

Article 3
The Mergers; Closing

Section 3.01.      The Mergers; Closing

(a)            The closing of the Mergers (the “Closing”) shall take place as soon as possible, but in any event no later than three (3) Business Days, after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Acies and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)            At the Closing and immediately following the Domestication, the First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between First Merger Sub and the Company (the “Certificate of Merger”), with the First Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acies and the Company in writing and specified in the Certificate of Merger (the “Effective Time”). At the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation (and references herein to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(c)            Immediately following the Effective Time, the Second Merger shall be consummated in accordance with this Agreement, the DGCL and the DLLCA and evidenced by a certificate of merger between Second Merger Sub and the Surviving Corporation (the “Second Certificate of Merger”), with the Second Merger to be consummated immediately upon filing of the Second Certificate of Merger or at such later time as may be agreed by Acies and the Company in writing and specified in the Second Certificate of Merger (the “Second Effective Time”). At the Second Effective Time, the Surviving Corporation shall be merged with and into the Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving entity of the Second Merger (and references herein to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

(d)            Acies shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement in connection with the Closing to be so delivered and shall cause the Trustee, at the Closing, to (i) pay as and when due all amounts payable for the Acies Share Redemptions and (ii) pay all amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, including the transfer of funds which shall comprise a portion of the Primary Capital Wire Amount to PubCo from the Trust Account. Thereafter, the Trust Account shall terminate.

Section 3.02.      Effects of the Mergers.

(a)            At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and First Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and First Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b)            At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 3.03.      Organizational Documents of Acies, the Surviving Corporation and the Surviving Entity.

(a)            At the Effective Time by virtue of the Merger, the certificate of incorporation and bylaws of First Merger Sub, as in effect immediately prior to the Effective Time, shall be adopted as the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter supplemented or amended in accordance with their terms and the DGCL.

(b)            At the Second Effective Time by virtue of the Second Merger, the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with its terms and as provided by the DLLCA and the Surviving Entity shall adopt the Surviving Entity A&R LLCA.

Section 3.04.      Directors and Officers; Certain Closing Actions.

(a)            Conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq, the Company and the Acies Parties shall take all necessary action to cause the PubCo Board as of immediately following the Closing to consist of up to seven (7) directors, of whom:

(i)            one (1) individual shall be the chief executive officer of the Company;

(ii)            one (1) individual shall be designated by the Sponsor, which individual shall (x) qualify as “independent” under applicable SEC and Nasdaq rules and regulations, and (y) be reasonably acceptable to the Company, no later than five (5) Business Days prior to the effectiveness of the Registration Statement; and

(iii)            up to five (5) individuals shall be designated by the Company no later than five (5) Business Days prior to the effectiveness of the Registration Statement (the “Company Designees”).

(b)            Upon each individual becoming a director of the PubCo Board, PubCo will enter into customary indemnification agreements reasonably satisfactory to the Company and each such director.

(c)            Conditioned upon the occurrence of the Closing, the Company and Acies shall take all actions necessary or appropriate (including securing resignations or removals, effective as of the Effective Time and making such appointments as are necessary) to cause the Persons determined by the Company and communicated in writing to Acies prior to the Closing Date to be the officers of PubCo and officers and managers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly appointed.

(d)            Prior to the Effective Time, First Merger Sub and Second Merger Sub shall each deliver to the Company an executed consent of its sole stockholder and sole member, respectively, approving this Agreement and the First Merger and the Second Merger, respectively.

(e)            Concurrently with the Closing:

(i)            PubCo shall adopt the PubCo Equity Incentive Plan and the PubCo Employee Stock Purchase Plan.

(ii)            Acies shall cause the Registration Rights Agreement to be amended and restated to be substantially in the form of the A&R Registration Rights Agreement. Acies shall have provided all Persons listed in Section 3.04(e) of the Company Disclosure Schedule a reasonable opportunity to become parties to the A&R Registration Rights Agreement before the Closing and will include them as parties if so requested by them.

Section 3.05.      Effect on Capital Stock. Subject to the provisions of this Agreement:

(a)            At the Effective Time (and, for the avoidance of doubt, following the consummation of the Domestication), by virtue of the First Merger and without any action on the part of any Company Stockholder, subject to and in consideration of the terms and conditions set forth herein, each share of Company Common Stock and each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), shall be converted into the right to receive the following:

(i)            if the holder of such share makes a proper election to receive cash pursuant to Section 3.06 by the Election Time (a “Cash Election”) with respect to such share, which election has not been revoked pursuant to Section 3.06 (each such share, a “Cash Electing Share”), an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value, except that if (x) the sum of the aggregate number of Dissenting Shares and the aggregate number of Cash Electing Shares multiplied by (y) the Per Share Merger Consideration Value (such product, the “Aggregate Cash Election Amount”), exceeds the Available Cash Consideration, then each Cash Electing Share shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Available Cash Consideration and the denominator of which shall be the Aggregate Cash Election Amount (such fraction, the “Cash Fraction”) and (B) an amount of Per Share Stock Consideration multiplied by one minus the Cash Fraction; provided, that no Company Stockholder (taken together with its Affiliates) may make a Cash Election on more than fifteen percent (15%) of the shares of Company Capital Stock held by such Company Stockholder and its Affiliates;

(ii)            if the holder of such share makes a proper election to receive shares of PubCo Common Stock (a “Stock Election”) with respect to such share, which election has not been revoked pursuant to Section 3.06, or the holder of such share fails to make a Cash Election or Stock Election with respect to such share in accordance with the procedures set forth on Section 3.06 by the Election Time (each such share, a “Stock Electing Share”), the applicable Per Share Stock Consideration; and

(iii)            the contingent right to receive the applicable Earnout Pro Rata Portion of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 3.08 (the aggregate amounts of consideration allocated pursuant to this Section 3.05(a), collectively, the “Company Stockholder Consideration,” the amount of cash thereof, the “Company Stockholder Cash Consideration” and the amount of shares of PubCo Common Stock thereof, excluding the Earnout Shares, the “Company Stockholder Stock Consideration”).

All of the shares of Company Common Stock converted into the right to receive consideration as described in this Section 3.05(a) shall no longer be outstanding and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.05(a) into which such share of Company Common Stock shall have been converted into in the First Merger. All of the shares of Company Preferred Stock converted into the right to receive consideration described in this Section 3.05(a) shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.05(a) into which such share of Company Preferred Stock shall have been converted into in the First Merger.

(b)            At the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto;

(c)            At the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of capital stock of the First Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become an equal number of validly issued fully paid and non-assessable shares of common stock of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time; and

(d)            At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall thereupon be converted into and become an equal number of validly issued fully paid and non-assessable membership interests of the Surviving Entity and shall constitute the only outstanding equity of the Surviving Entity as of immediately following the Second Effective Time.

Section 3.06.      Consideration Election Procedure.

(a)            Each Company Stockholder entitled to receive the Company Stockholder Consideration shall be entitled to specify the number of such holder’s shares of Company Common Stock (including, without duplication, the shares of Company Common Stock into which any shares of Company Preferred Stock would convert and any shares of Company Common Stock issued in connection with the exercise of Company Options, provided such exercise occurred before the Election Time) with respect to which such holder makes a Cash Election or a Stock Election by complying with the procedures set forth in this Section 3.06 no later than 5:00 p.m. (Pacific time) on the tenth (10th) Business Day following the date on which the Form of Elections are first distributed to the Company Stockholders or such other date and time as the Company and Acies may mutually agree (the “Election Time”).

(b)            The Company shall or shall cause the Exchange Agent to distribute to each Company Stockholder (such Company Stockholders determined as of the record date for determining the Company Stockholders entitled to provide the Company Stockholder Approval via written consent pursuant to Section 6.02) a form of election (the “Form of Election”) with the Letter of Transmittal. Each Company Stockholder entitled to receive the Company Stockholder Consideration may use the Form of Election to make a Cash Election or a Stock Election. In the event that any Company Stockholder fails to make a Cash Election or a Stock Election with respect to any or all shares of Company Common Stock (including, without duplication, the shares of Company Common Stock into which any shares of Company Preferred Stock would convert) held or beneficially owned by such holder, then such holder shall be automatically deemed to have made a Stock Election with respect to those shares. The Company shall use its commercially reasonable efforts to make the Form of Election available to all persons who become Company Stockholders during the period between the record date for determining the Company Stockholders entitled to provide the Company Stockholder Approval via written consent and the Election Time, and who are entitled to receive the Company Stockholder Consideration.

(c)            Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office by the Election Time a Form of Election duly, completely and validly executed and accompanied any documents required by the procedures set forth in the Form of Election, including, if the shares of Company Capital Stock to which such Form of Election relates are represented by certificates, all such certificates (the “Company Stock Certificates”). Acies and the Company shall publicly announce the Election Time upon the distribution of the Form of Elections to the registered holders of Company Capital Stock.

(d)            Any Cash Election or Stock Election is final and irrevocable, unless (i) otherwise consented to in writing by the Company, in consultation with Acies, or (ii) this Agreement is validly terminated in accordance with Article 10, in which case all Cash Elections and Stock Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election or a Stock Election is validly made or deemed to be made with respect to any shares of Company Capital Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is validly revoked in accordance with this Section 3.06.

(e)            The determination of the Company shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election or a Stock Election has been properly made or revoked pursuant to this Section 3.06. The Company shall also make all computations contemplated by Section 3.05(a)(iii), and this computation shall be final, conclusive and binding (other than in the case of manifest error). The Company may make any rules, subject to Acies’ prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), as are consistent with this Section 3.06 for the implementation of Cash Elections and Stock Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement.

Section 3.07.      Treatment of Company Options and Warrants.

(a)            Effective as of the Effective Time, each Company Option that is then outstanding and not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time, whether or not vested or exercisable, shall be converted into a stock option to acquire shares of PubCo Class A Common Stock (a “Converted Class A Option”), or in the case of Company Options held by members of the Founder Group, shares of PubCo Class B Common Stock (a “Converted Class B Option” and, together with any Converted Class A Option, a “Converted Option”). Each such Converted Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying Company Option from which such Converted Option was converted immediately prior to the Effective Time (as adjusted pursuant to this Section 3.07(a) in accordance with the applicable Company Stock Plan and any award agreement). As of the Effective Time, each such Converted Option as so assumed and converted shall constitute an option to acquire (i) that number of shares of PubCo Class A Common Stock or PubCo Class B Common Stock (as applicable) determined by multiplying (A) the number of shares of Company Common Stock subject to such underlying Company Option immediately prior to the Effective Time by (B) the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, (ii) at an exercise price per share determined by dividing the exercise price per share of the underlying Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent. As of the Effective Time, all Company Options shall cease to be outstanding and each Company Optionholder shall cease to have any rights with respect to such Company Options, except with respect to the resulting Converted Options, as set forth in this Section 3.07(a). Notwithstanding anything in this Section 3.07(a) to the contrary, the exercise price and the number of shares of PubCo Class A Common Stock or PubCo Class B Common Stock, as applicable, subject to each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any Company Option that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b)            Effective as of the Effective Time, each warrant to purchase shares of Company Capital Stock (each, a “Company Warrant”) that is issued and outstanding and not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time, by virtue of the Mergers and without any action on the part of PubCo, the Company or the holder of any such Company Warrant, shall be canceled and each warrant holder shall be entitled to receive shares of Company Capital Stock in accordance with the terms of such Company Warrant.

(c)            Notwithstanding the foregoing, the conversions described in Section 3.07(a) will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). Following the Effective Time, each Converted Option shall be subject to the Company Stock Plan and to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Option as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the PubCo Board to be necessary or appropriate to give effect to the conversion or the Transactions.

(d)            No later than immediately prior to the Closing, the Company shall take all actions, including obtaining appropriate resolutions of the Company Board and providing all notices, in each case, that are necessary to: (i) effectuate the transactions contemplated by this Section 3.07; and (ii) provide for the termination of the Company Stock Plan (other than with respect to Converted Options), effective as of the Closing of the Mergers, which notices, resolutions or otherwise shall be made available to Acies for its reasonable review and comment.

Section 3.08.      Earnout. Subject to the terms of Annex I hereto, following the occurrence of an Earnout Milestone, PubCo will issue the Earnout Shares to each Earnout Participant in accordance such participant’s Earnout Pro Rata Portion. All Earnout Shares will be validly issued, fully paid and nonassessable and clear of all Liens other than any obligations under the PubCo Governing Documents or applicable Securities Law restrictions when issued. Notwithstanding the foregoing, the issuance of the Earnout Shares in respect of any vested Company Options will be subject to any withholding required pursuant to applicable Law pursuant to Section 3.11.

Section 3.09.      Consideration Calculation; Allocation Statement.

(a)            No later than 12 p.m. Pacific Time on the third (3rd) Business Day immediately preceding the Closing Date:

(i)            Acies shall provide to the Company its good faith calculation of Available PubCo Cash;

(ii)            the Company shall provide to Acies a written report setting forth a list of the fees, expenses and disbursements incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including: (i) the fees and disbursements of the financial advisors to the Company, including J.P. Morgan Securities LLC and LionTree Advisors LLC; (ii) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, including Davis Polk & Wardwell LLP and DLA Piper LLP; and (iii) the fees and expenses of any other agents, advisors, accountants, auditors, tax advisors, consultants and experts employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”);

(iii)            Acies shall provide to the Company a written report setting forth a list of (A) the fees, expenses and disbursements incurred by or on behalf of the Acies Parties in connection with Acies’ initial public offering (including any deferred underwriter fees), the preparation, negotiation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately prior to the Closing Date, including: (i) the fees and disbursements of the financial advisors to the Acies Parties, including Morgan Stanley & Co. LLC; (ii) the fees and disbursements of outside counsel to the Acies Parties incurred in connection with the Transactions, including Latham & Watkins LLP; and (iii) the fees and expenses of any other agents, advisors, accountants, auditors, tax advisors, consultants, and experts employed by the Acies Parties in connection with the Transactions, and (B) the amounts of any Indebtedness of Acies that will remain unpaid as of the close of business on the Business Day immediately prior to the Closing Date (collectively, the “Outstanding Acies Expenses”);

(iv)            the Company shall provide Acies with an allocation of the Closing Transaction Bonus Amount (to be determined by the Chief Executive Officer of the Company in his sole discretion) with applicable wire transfer instructions to process through the Company’s payroll; and

(v)            the Company shall provide Acies with an allocation of the Closing Donation Amount for charitable purposes to be determined by the Company (the Founder will be entitled to recommend the allocation of the Closing Donation Amount subject to approval by the Company) with applicable wire transfer instructions.

(b)            No later than 12 p.m. Pacific Time on the second (2nd) Business Day immediately preceding the Closing Date the Company shall deliver to Acies an allocation statement (the “Allocation Statement”) setting forth:

(i)            the Company’s good faith calculation of Available Cash Consideration, the Company Stockholder Cash Consideration and the Company Stockholder Stock Consideration;

(ii)            the Company’s determination of the amount of Available PubCo Cash to transfer by wire transfer of immediately available funds to the Company as primary capital (the “Primary Capital Wire Amount”) (such amount not to exceed Available PubCo Cash minus the Company Stockholder Cash Consideration minus the Closing Payments) and applicable wire transfer instructions; and

(iii)            with respect to each Company Stockholder and each Earnout Participant, (A) the name and mailing address and, if available, e-mail address, of each such Person as set forth in the Company’s records; (B) the aggregate amount of Company Stockholder Cash Consideration and Company Stockholder Stock Consideration payable or issuable to such Person; and (C) such Person’s Earnout Pro Rata Portion.

Acies and the Company will each provide the other Party, such Party’s accountants and other Representatives with a reasonable opportunity to review all amounts and information provided under this Section 3.09 and shall consider in good faith the reasonable comments thereto (or to any component thereof). Notwithstanding anything to the contrary in this Agreement, the Parties shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the Allocation Statement (including all determinations therein), and no Company Stockholder shall be entitled to any amount in excess of the amounts to be paid to such holder in accordance with this Agreement and the Allocation Statement.

Section 3.10.      Payments; Exchange Agent; Letters of Transmittal

(a)            On the Closing Date:

(i)            Acies shall deposit, or cause to be deposited, with an exchange agent (the “Exchange Agent”) as mutually agreed by Acies and the Company pursuant to an exchange agreement mutually agreed by Acies, the Company and the Exchange Agent: (A) evidence of shares of PubCo Common Stock sufficient to deliver the Company Stockholder Stock Consideration and (B) cash in an amount sufficient to pay the Company Stockholder Cash Consideration (collectively, the “Funding Amount”);

(ii)            Acies shall deposit, or cause to be deposited, with the Company, the Primary Capital Wire Amount; and

(iii)            Acies shall make, or cause the Exchange Agent to make, all Closing Payments.

(b)            Substantially concurrently with the distribution of the notice contemplated by Section 6.02(c), Acies shall or shall cause the Exchange Agent to distribute a letter of transmittal (the “Letter of Transmittal”) to each Company Stockholder at the address of such Company Stockholder provided by the Company, which shall (i) have customary representations and warranties as to title, authorization, execution and delivery; and (ii) include the Form of Election and which letter shall be in customary form and have such other provisions as the Company and Acies may mutually agree. Acies or the Exchange Agent, as applicable, will share any delivered Letters of Transmittal with the Company as promptly as reasonably practicable.

(c)            No Company Stockholder shall be entitled to receive any portion of the Company Stockholder Consideration unless such holder has delivered a duly executed and validly completed Letter of Transmittal. With respect to any Company Stockholder that delivers a Letter of Transmittal to Acies at or prior to the Effective Time, Acies shall instruct the Exchange Agent to pay such Company Stockholder the portion of the Company Stockholder Consideration to which such Company Stockholder is entitled at or promptly after the Closing. From and after the Effective Time, all Company Stockholders shall cease to have any rights other than the right to receive the portion of the Company Stockholder Consideration to which such Company Stockholder is entitled upon the delivery of a Letter of Transmittal, without interest.

(d)            From and after the Effective Time, there shall be no further registration of transfers of Company Capital Stock on the transfer books of the Surviving Entity. If, after the Effective Time, duly executed and validly completed Letters of Transmittal with respect to Company Capital Stock are presented to PubCo, the Surviving Entity or the Exchange Agent, they shall be exchanged for the Company Stockholder Consideration provided for and in accordance with the procedures set forth in this Article 3 (for the avoidance of doubt, all such shares of Company Capital Stock shall be deemed to be Stock Electing Shares), without interest. Promptly following the earlier of (i) the date on which the entire Funding Amount has been disbursed and (ii) the date which is six (6) months after the Second Effective Time, PubCo shall instruct the Exchange Agent to deliver to PubCo any remaining portion of the Funding Amount, any Letters of Transmittal, and the other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Company Stockholder may look only to PubCo (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for the Company Stockholder Consideration that such Company Stockholder may have the right to receive pursuant to this Article 3 without any interest thereon. PubCo shall not be liable to any Company Stockholder for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by Company Stockholders two years after the Second Effective Time (or such earlier date, immediately before such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of PubCo free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.11.      Withholding; Wage Payments; FIRPTA Certificate.

(a)            Each of the Company, the Acies Parties and each of their respective Affiliates and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.11 other than with respect to compensatory payments made pursuant to this Agreement or withholding arising as a result of a failure to provide the certification described in Section 3.11(b) or from a failure to provide Tax forms or documentation requested in the Letter of Transmittal, Acies shall use commercially reasonably efforts to give the Company at least five days’ prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) made from payments made by or at the direction of Acies to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.11 (provided, that in no event will any applicable withholding agent be prevented from making any withholding that is required by Law as a result of this Section 3.11(a)). To the extent that the Company, any Acies Parties or any of their respective Affiliates or the Exchange Agent withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority when due, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any payment hereunder that constitutes “wages” payable to any current or former Company Employee in connection with the Mergers, the Parties shall cooperate to pay such amounts through the Surviving Entity’s payroll to facilitate applicable tax withholding and reporting requirements, and such amount shall be deposited in the payroll account of the applicable employing entity in a timely manner such that the funds will be available as of the time the amounts are required to be paid and paid to the employee (net of applicable tax withholding and deductions).

(b)            At or prior to the Closing, the Company shall deliver to Acies a properly executed certification that none of the shares of the Company Capital Stock, the Company Warrants and the Company Options are “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Acies with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations and the form of certification that is attached as Exhibit H.

Section 3.12.      No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of PubCo Common Stock shall be issued in the Transactions. All fractional shares of PubCo Common Stock that a Person would otherwise be entitled to receive under this Agreement shall be aggregated and, if a fractional share results from such aggregation, such Person shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the fraction of the applicable share of PubCo Common Stock to which such Person would otherwise have been entitled by (i) other than with respect to the Earnout Shares, the Closing Stock Price, or (ii) with respect to the Earnout Shares, the closing price of the PubCo Class A Common Stock on the last trading day immediately preceding the applicable issuance of the Earnout Shares.

Section 3.13.      Lost Certificates. In the event any Company Stock Certificate has been lost, stolen or destroyed, upon the delivery of a duly, completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Stock Certificate, the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Acies or the Exchange Agent, the provision by such Person of a customary indemnity against any claim that may be made against Acies or the Exchange Agent with respect to such Company Stock Certificate, Acies or the Exchange Agent shall issue or pay in exchange for such lost, stolen or destroyed Company Stock Certificate the Company Stockholder Consideration issuable or payable in respect thereof.

Section 3.14.      Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Company Stockholder Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist, and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive the Company Stockholder Consideration (as if such share was subject to a Stock Election) upon the terms and conditions set forth in this Agreement. The Company shall give Acies prompt notice of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares.

Article 4
Representations And Warranties of the Company

Subject to Section 11.14, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to the Acies Parties as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 4.01.      Corporate Organization.

(a)            The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted.

(b)            The Company is licensed or duly qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Each of the Company Certificate of Incorporation and Company Bylaws previously made available by the Company to Acies is a true, correct and complete copy and is in effect as of the date of this Agreement. The Company is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in such organizational documents.

Section 4.02.      Subsidiaries.

(a)            Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(b)            Each Subsidiary of the Company is licensed or duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, and names of its equityholders and details of equity ownership, are set forth on Section 4.02 of the Company Disclosure Schedule. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acies by or on behalf of the Company.

(d)            All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities, and (iii) are owned by the Company, directly or indirectly, free and clear of any Lien, and there are no issued, reserved for issuance or outstanding Derivative Securities of a Subsidiary of the Company (collectively, “Company Subsidiary Securities”). There are no outstanding obligations of any member of the Company Group to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.03.      Due Authorization.

(a)            The execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the Company Stockholder Approval and the approvals described in Section 4.05, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative votes of: (i) holders of at least a majority of the voting power of the outstanding shares of Company Preferred Stock, voting as a separate class, and (ii) holders of at least a majority of the voting power of the outstanding shares of Company Capital Stock (on an as converted basis), voting together as a single class, are the only votes of the holders of the Company Capital Stock necessary to adopt and approve this Agreement and to consummate the Transactions, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable law (the “Company Stockholder Approval”).

(b)            At a meeting duly called and held, the Company Board (i) determined that this Agreement, the other Transaction Documents to which the Company is a party and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders; (ii) approved, adopted and declared advisable this Agreement, the other Transaction Documents to which the Company is a party and the Transactions; and (iii) resolved, pursuant to Section 6.02, to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

(c)            This Agreement and the other Transaction Documents to which the Company is a party have been duly authorized, and have been or will be, duly and validly executed and delivered by the Company, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, constitute, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (such exceptions, the “Enforceability Exceptions”).

Section 4.04.      No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Company Certificate of Incorporation or the Company Bylaws, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company Group, or any of their respective properties or assets, (c) assuming compliance with the matters referred to in Section 4.03 and Section 4.05, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any member of the Company Group is entitled under any provision of any agreement or other instrument binding upon it or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company Group, except, in the case of clauses (b), (c) or (d) above, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.05.      Governmental Authorization. Assuming the accuracy of the representations and warranties of the Acies Parties contained in this Agreement, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than for (a) compliance with any applicable requirements of the HSR Act and any other Antitrust Law, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable Securities Laws, including the filing and effectiveness of the Registration Statement, and (c) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company’s ability to perform or comply with on a timely basis any material obligation under this Agreement or the Transaction Documents or to consummate the Transactions.

Section 4.06.      Capitalization.

(a)            As of the date hereof, the authorized capital stock of the Company consists of: (i) 506,000,000 shares of Company Common Stock; and (ii) 168,637,840 shares of preferred stock, par value $0.00005 per share (the “Company Preferred Stock”), of which (A) 81,360,000 shares are designated as Series A Preferred Stock (the “Series A Preferred”); (B) 43,910,280 shares are designated as Series B Preferred Stock (the “Series B Preferred”); (C) 27,509,256 shares are designated as Series C Preferred Stock (the “Series C Preferred”); and (D) 15,858,304 shares are designated as Series C-1 Preferred Stock (the “Series C-1 Preferred”). As of the date hereof, there are: (iii) 238,694,938 shares of Company Common Stock issued and outstanding; (iv) 80,800,000 shares of Series A Preferred issued and outstanding; (v) 41,347,680 shares of Series B Preferred issued and outstanding; (vi) 26,892,064 shares of Series C Preferred issued and outstanding; and (vii) 13,555,936 shares of Series C-1 Preferred issued and outstanding.

(b)            All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable; (x) have been offered, sold and issued in compliance with applicable Law, including federal and state securities laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound.

(c)            As of the date hereof, the Company has reserved 149,150,000 shares of Company Common Stock for issuance pursuant to the Company Stock Plan, of which 76,795,933 shares are subject to outstanding unexercised options and 6,040,327 shares remain available for future grant. Section 4.06(c) of the Company Disclosure Schedule sets forth a schedule of each outstanding Company Option, including (i) the name of the holder of such option, (ii) the number of shares of Company Common Stock subject to such option at grant, (iii) the exercise price of such option, (iv) the date of grant of such option, (v) the expiration date of such option, (vi) whether such option is a nonstatutory option or qualifies as an “incentive stock” option as defined in Section 422 of the Code, and (vii) whether early exercise is permitted with respect to such option. Each Company Option has been granted in compliance with Section 409A of the Code, as applicable. Each grant of a Company Option has been made in accordance with applicable Law and the terms of the Company Stock Plan.

(d)            Section 4.06(d) of the Company Disclosure Schedule sets forth a complete and correct list of each Company Warrant. All outstanding Company Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound.

(e)            As of the date hereof there are no issued, reserved for issuance, outstanding or promised Derivative Securities of the Company, and the Company has not granted any commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are not agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of capital stock of the Company, in each case, except for (x) the Company Options, (y) the Company Preferred Stock and (z) the Company Warrants. There are no shareholders agreements, voting trusts, registration rights agreements or other similar Contracts to which any member of the Company Group is a party other than the Support Agreements, Company Voting Agreement, Company ROFR and Co-Sale Agreement and Company Investor Rights Agreement. Other than as disclosed on Section 4.06(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof has adopted, sponsored or maintained any incentive equity or equity-linked plan or program under which any Derivative Security is or has been at any time outstanding, other than the Company Stock Plan.

Section 4.07.      Financial Statements.

(a)            Attached as Section 4.07(a) of the Company Disclosure Schedule are the (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company Group as of and for the years ended December 31, 2018 and 2019, together with the auditor’s reports thereon (the “Company Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2020 and the unaudited consolidated statements of operations and comprehensive income of the Company for the nine (9) months ended September 30, 2020 (the “Company Unaudited Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) fairly present, in all material respects, the consolidated financial position, results of operations, comprehensive income, changes in stockholders’ equity (with respect to the Company Audited Financial Statements only) and cash flows of the Company Group as of the dates and for the periods indicated in such Company Financial Statements in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of the Company Unaudited Financial Statements, subject to normal year-end audit adjustments and the absence of footnotes), (ii) were prepared from, and are in accordance in all material respects with, the books and records of the Company Group and (iii) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.02, will comply in all material respects with the applicable accounting requirements with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(b)            Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.08.      Absence of Changes.

(a)            Since December 31, 2019, there has not been any change, development, condition, occurrence, event or effect relating to the Company that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

(b)            Except in connection with the Transactions, from December 31, 2019 through and including the date of this Agreement, the Company has in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, any COVID-19 Actions).

Section 4.09.      No Undisclosed Material Liabilities. There is no liability, debt or obligation of, or claim or judgment against, the Company Group (whether director or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) that would be required to be set forth or reserved for on a consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations:

(a)            reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto,

(b)            that have arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of business consistent with past practice of the Company Group,

(c)            arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or

(d)            that would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group, taken as a whole.

Section 4.10.      Litigation and Proceedings. As of the date hereof, (a) there are no pending or, to the knowledge of the Company, threatened, Actions, investigations or other proceedings at law or in equity against any member of the Company Group or their respective properties or assets; and (b) there is no outstanding Governmental Orders imposed upon the Company Group; nor are any properties or assets of the Company Group’s respective business bound or subject to any Governmental Order, except, in each case, that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.11.      Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) each member of the Company Group is, and since December 31, 2017 has been, in compliance with all applicable Laws; and (b) no member of the Company Group has received any written notice from, or been charged by, any Governmental Authority of a violation of any applicable Law by the Company at any time since December 31, 2017.

Section 4.12.      Contracts; No Defaults.

(a)            Section 4.12(a) of the Company Disclosure Schedule contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xiv) below to which, as of the date of this Agreement, any member of the Company Group is a party or by which any of their assets are bound (together with all material amendments, waivers or other changes thereto) (all such Contracts required to be listed on Section 4.12(a) of the Company Disclosure Schedule collectively, the “Material Contracts”):

(i)            involving receipts to the Company Group or obligations of the Company Group in excess of $500,000 (contingent or otherwise) in any calendar year;

(ii)            Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between any member of the Company Group, on the one hand, and any Affiliate of any member of the Company Group (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of any member of the Company Group, any employee of the Company Group or a member of the immediate family of the foregoing Persons, on the other hand (each, a “Company Affiliate Agreement”);

(iii)            involving any loans or advances by any member of the Company Group to any officer or director which are outstanding other than ordinary advances for travel expenses;

(iv)            between the Company or any of its Subsidiaries, on the one hand, and any of the Top Rewards Partners or Top Vendors, on the other hand;

(v)            each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of its Subsidiaries, in each case, with a principal amount in excess of $500,000;

(vi)            each Contract for the acquisition of any Person or any business unit thereof or for the disposition of any material assets of the Company or any of its Subsidiaries since December 31, 2018, in each case, involving payments in excess of $500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are not material obligations ongoing, (B) entered into in the ordinary course of business or (C) between the Company and its Subsidiaries;

(vii)            each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year;

(viii)            each Contract requiring capital expenditures by the Company Group after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(ix)            each Contract granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interest in the Company or any of the Company’s Subsidiaries;

(x)            each Contract granting any Person a material Lien on any of the properties or assets of the Company or any of the Company’s Subsidiaries;

(xi)            that materially restrict or affect the development, manufacture or distribution of the Company’s products or services;

(xii)            any Contract pursuant to which the Company or any Subsidiary (A) licenses or is granted rights from a third party under Intellectual Property that is material to the businesses of the Company Group, excluding click-wrap, shrink-wrap, off-the-shelf software licenses and any other software licenses that are commercially available on reasonable terms to the public generally, or (B) licenses or grants to a third party to any rights in or to use any material Company Intellectual Property (excluding non-exclusive licenses to customers and end users and non-exclusive licenses incidental to or implied by the purchase or license of goods or services from vendors and suppliers, in each case granted in the ordinary course of business);

(xiii)            any joint venture Contract, partnership agreement or similar Contract that is material to the business of the Company; or

(xiv)            any outstanding written commitment to enter into any Contract of the type described in subsection (i) through (xiii) of this Section 4.12(a).

(b)            True, correct and complete copies of the Material Contracts have been delivered to or made available to Acies or its Representatives. Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company to the extent a party thereto in accordance with their terms, subject to the Enforceability Exceptions, (ii) none of the Company or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written notice of termination or material breach of or material default under any such Material Contract and (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13.      Real Property; Assets.

(a)            Neither the Company nor its Subsidiaries owns or has owned since December 31, 2017 any real property in fee simple.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Group has good title to, or valid leasehold interests in, all property and assets reflected on the most recent unaudited balance sheet of the Company included in the Company Financial Statements, or acquired after such date, except as have been disposed of since such date in the ordinary course of business.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, lease guarantee, sublease, license or agreement for the leasing, use or occupancy of or otherwise granting a right in and to the Leased Real Property (each, a “Lease”) is valid and in full force and effect, free and clear of all Liens (other than Permitted Liens) and (ii) no member of the Company Group, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and no member of the Company Group has received notice that it has breached, violated or defaulted under any Lease. Section 4.13(c) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all Leases, and none of such Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acies or its Representatives, prior to the date of this Agreement.

Section 4.14.      Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the business of the Company Group, taken as a whole, each member of the Company Group:

(a)            is and, since December 31, 2017, has been in compliance with all Environmental Laws and not subject to, and has not received, any Governmental Order relating to any non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(b)            has all environmental permits necessary for its operations to comply with all Environmental Laws and is in compliance with the terms of such permits.

Section 4.15.      Intellectual Property.

(a)            Section 4.15(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and correct list of all registrations and applications for registration included in the Company Intellectual Property (the “Registered Intellectual Property”). All Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) is subsisting and, to the knowledge of the Company, valid and enforceable.

(b)            Except as disclosed in Section 4.15(b) of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Group owns their right, title and interest in and to the Company Intellectual Property free and clear of all Liens (except Permitted Liens), and (ii) each member of the Company Group owns or has a valid right pursuant to a written Contract to use all Intellectual Property used in or necessary for the conduct of its respective businesses as currently conducted (it being understood that the foregoing is not a representation or warranty with respect to the non-infringement of third-party Intellectual Property).

(c)            Except as disclosed in Section 4.15(c) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company, the Company Group owns their right, title and interest in and to, or has the right to use, the Games free and clear of all Liens (except Permitted Liens).

(d)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no Actions are pending or, to the knowledge of the Company, threatened against any member of the Company Group by any third party claiming infringement of Intellectual Property owned by such third party by any member of the Company Group or by the conduct of any member of the Company Group’s respective business, (ii) to the knowledge of the Company, no third party is currently infringing any Company Intellectual Property, and (iii) since December 31, 2017, the Company Group, its products and services and the conduct of the Company Group’s businesses have not infringed, misappropriated or otherwise violated the Intellectual Property of any third party.

(e)            The Company has undertaken commercially reasonable efforts to protect the confidentiality of any material Trade Secrets included in the Company Intellectual Property. The Company has not disclosed any material Trade Secrets included in the Company Intellectual Property to any other Person other than pursuant to written confidentiality obligations under which such other Person agrees to maintain the confidentiality of such Trade Secrets. Except as set forth on Section 4.15(e) of the Company Disclosure Schedule, no Person other than the Company and its Subsidiaries is in possession of, or has rights to possess, any source code for any material Software constituting Company Intellectual Property other than Service Providers engaged to develop or maintain such Software who are bound by written agreements that obligates such employee or contractor to protect the confidentiality of such source code.

(f)             Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented policies whereby employees and contractors of the Company or the applicable Subsidiary who create or develop any Intellectual Property in the course of their employment or provision of services for the Company or the applicable Subsidiary are required to assign to the Company or the applicable Subsidiary all of such employee’s or contractor’s rights therein, and (ii) all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned to the Company or the applicable Subsidiary all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company or the applicable Subsidiary by operation of law.

(g)            Except as would not materially adversely affect the Company Intellectual Property, no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Company Intellectual Property.

(h)            Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company, the Company is in compliance with the terms and conditions of all licenses for “free software,” “open source software” or Software licensed under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Apache License) (“Open Source Materials”) used by the Company. To the knowledge of the Company, the Company has not used Open Source Materials in any manner that would subject material Software constituting Company Intellectual Property to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge (collectively, “Copyleft Terms”).

Section 4.16.      Data Privacy and Security.

(a)            For the avoidance of doubt, to the extent that Company Personal Information (defined below) is “personal information” under the California Consumer Privacy Act (“CCPA”), Company Personal Information is an asset that will be transferred as part of the Mergers, as contemplated by section 1798.140(t)(2)(D) of the CCPA.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, the Company Group and, to the Company’s knowledge, all vendors, processors, or other third parties Processing or otherwise with access to Personal Information collected and/or Processed by or for any Company Group member (“Company Personal Information”, and such vendors, processors and other third parties collectively, “Data Partners”), comply and have since December 31, 2017 complied with (i) all Privacy Laws, (ii) all applicable Company Group Privacy Policies, and (iii) all applicable contractual commitments that the Company Group or such Data Partner has entered into with respect to the Processing of Company Personal Information (collectively, the “Privacy Commitments”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2017, all Company Group Privacy Policies are and have at all times been accurate, consistent and complete and not misleading or deceptive (including by omission). Since December 31, 2017, except as would not be materially adverse to the Company Group, taken as a whole, the Company Group has not transferred or permitted the transfer of Personal Information originating in the European Economic Area or UK outside the European Economic Area or UK, except where such transfers have complied with the requirements of Privacy Laws and the Company Group Privacy Policies.

(c)            Except as would not be materially adverse to the Company Group, taken as a whole, the execution, delivery, and performance of this Agreement and the consummation of the Mergers do not and will not (i) conflict with or result in a violation or breach of any Privacy Commitments (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; or (iii) otherwise prohibit the transfer of Personal Information in the possession or control of the Company Group to Acies.

(d)            The Company Group routinely engages in due diligence of material Data Partners before allowing them to access, receive or Process Personal Information. Except as would not be materially adverse to the Company Group, taken as a whole, to the extent required by Privacy Commitments, the Company Group has and at all times since December 31, 2017 had agreements in place with all Data Partners which agreements materially comply with the requirements of Privacy Laws and require such persons to protect such Personal Information in a manner consistent with the Privacy Commitments.

(e)            Except as would not be materially adverse to the Company Group, taken as a whole, since May 1, 2018, the Company Group has maintained and required all Data Partners to implement and maintain commercially reasonable security measures, plans, procedures, policies, controls, and programs to (i) protect and maintain the security of any Personal Information which the Company Group processes and to protect such Personal Information against any accidental, unlawful or unauthorized access, use, loss, alteration, destruction, compromise, or other unauthorized disclosure of, or access to Personal Information owned, used, maintained, received, Processed or controlled by or on behalf of the Company Group (a “Security Incident”); (ii) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (iii) implement, monitor, and maintain administrative, technical, and physical safeguards to protect such Personal Information and its software, systems, applications, and websites involved in the Processing of Personal Information; and (iv) provide prompt notification in compliance with Privacy Laws in the case of any Security Incident.

(f)             Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group has not, since December 31, 2017, experienced any Security Incidents. Since December 31, 2017, the Company Group has not (i) been required pursuant to any Privacy Commitment to notify customers, consumers, employees, Governmental Authority, or any other Person of any Security Incident, (ii) been notified it is the subject of any inquiry, investigation or enforcement action of any Governmental Authority with respect to compliance with any Privacy Law, or (iii) received any written notice, request, claim, complaint, correspondence, or other communication from any Governmental Authority or other Person relating to any Security Incident or violation of any Privacy Commitments.

Section 4.17.      Company Benefit Plans.

(a)            Section 4.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other employment agreement with a Key Employee, individual consulting or other service agreement with a Key Employee, compensatory equity or equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, pension, fringe benefits or other compensatory or benefit plan, program, arrangement, policy or Contract, in each case, that is maintained, sponsored or contributed to (or required to be maintained, sponsored or contributed to) by any member of the Company Group or pursuant to which any member of the Company Group has or may have any obligations or material liabilities, whether fixed or contingent or direct or indirect.

(b)            The Company has made available to Acies (i) true and complete copies of each material Company Benefit Plan or accurate summaries thereof; (ii) the most recent IRS determination or opinion letter, if applicable; (iii) any summary plan description, if applicable; and (iv) any non-routine correspondence with any Governmental Authority dated within the past three years relating to any material Company Benefit Plan.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) no member of the Company Group has incurred any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances or events have occurred that could result in the imposition of any such penalties or Taxes; and (iii) all contributions, premiums or other payments that are due under or with respect to any Company Benefit Plan have been paid on a timely basis.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of any such plans.

(e)            No Company Benefit Plan is, and neither the members of the Company Group nor any of their respective ERISA Affiliates has sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a plan maintained by more than one employer (within the meaning of Section 413(c) of the Code), (iii) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Company Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code.

(f)             Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA; (ii) no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Benefit Plan; and (iii) with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(g)            Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former Service Provider, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former Service Provider, (iii) result in the acceleration of the time of payment, vesting or funding of any benefit or compensation payable to any current or former Service Provider, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or other member of the Company Group to any current or former Service Provider or (v) limit the ability of the Company or other member of the Company Group to terminate any Company Benefit Plan.

(h)            No amount or benefit that could be, or has been, received by any current or former Service Provider who is or may become a “disqualified individual” within the meaning of Section 280G of the Code will result in an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the execution and delivery of this Agreement or the approval or consummation of the Transactions, either alone or together with any other event. No member of the Company Group has any obligation or commitment to pay, gross up or otherwise indemnify any employee, director or contractor or other Person for any tax, including any tax imposed under or by operation of Section 4999 of the Code, 409A of the Code or otherwise.

(i)             Without limiting the generality of the foregoing, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Non-US Benefit Plan”): (i) all employer and employee contributions to each Non-US Benefit Plan required by Law or by the terms of such Non-US Benefit Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Non-US Benefit Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; and (iii) no Non-US Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any unfunded or underfunded liabilities, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.18.      Labor Matters.

(a)            (i) No member of the Company Group is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by any member of the Company Group, (ii) no labor union or organization, works council or group of employees of the Company Group has made a pending or, to the knowledge of the Company, threatened written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority. Since December 31, 2017, there have been no actual or, to the knowledge of the Company, threatened unfair labor practice charges, labor grievances, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company Group.

(b)            The Company has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (collectively, the “WARN Act”) that remains unsatisfied.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group is, and since December 31, 2017, has been in compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment harassment, sexual harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group has no liability for (i) any delinquent wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former directors, officers, employees and independent contractors under applicable Law, Contract or Company policy; and/or (ii) any fines, Taxes, or other penalties for any failure to pay or delinquency in paying such compensation.

(e)            As of the date hereof, no Company Employee who will qualify as an “executive officer” of PubCo (as defined in Rule 3b-7 of the Exchange Act) has given written or, to the knowledge of the Company, oral notice to the Company of his or her intent to terminate his or her employment with the Company Group prior to the one year anniversary of the Closing.

(f)             Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, the Company Group has not (A) materially reduced the compensation or benefits of any Company Employee or otherwise reduced the working schedule of any Company Employee in each case for any reason relating to the COVID-19 pandemic, or (B) elected to defer any Taxes payable by the Company Group pursuant to Section 2302 of the CARES Act.

Section 4.19.      Taxes.

(a)            All material Tax Returns required by Law to be filed by or on behalf of any member of the Company Group have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, complete and accurate in all material respects.

(b)            All material amounts of Taxes due and owing by any member of the Company Group have been timely paid. Since the date of the Company Unaudited Financial Statements, no member of the Company Group has incurred any material liability for Taxes outside the ordinary course of business (other than in connection with the transactions contemplated by this Agreement).

(c)            Each member of the Company Group has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d)            No member of the Company Group is currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to material Taxes. No member of the Company Group has received any written notice from a taxing authority of a claim, assessment or proposed deficiency of an amount of material Taxes, other than any such deficiencies that have since been resolved and any amounts due in respect thereof have been paid. No written claim has been made by any Governmental Authority in a jurisdiction where any member of the Company Group does not file a Tax Return that such entity is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved and any amounts due in respect thereof have been paid. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any member of the Company Group, and no written request for any such waiver or extension is currently pending.

(e)            No member of the Company Group, and no predecessor thereof, has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f)             No member of the Company Group has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)            Except with respect to deferred revenue or prepaid subscription revenues collected by the Company Group in the ordinary course of business, the Company Group will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made or required to be made prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing. No member of the Company Group has any unpaid liability in connection with Section 965 of the Code.

(h)            There are no Liens with respect to Taxes on any of the assets of any member of the Company Group, other than Permitted Liens described in clause (iii) of the definition of such term.

(i)             No member of the Company Group has any material liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise (except, in each case, for liabilities pursuant to commercial contracts the primary purpose of which are not Taxes).

(j)             No member of the Company Group is a party to or bound by, nor does it have any material obligation to, any Governmental Authority or other Person under any material Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts the primary purpose of which does not relate to Taxes).

(k)            Each member of the Company Group is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l)             Each member of the Company Group has complied in all material respects with laws relating to escheat and unclaimed property.

(m)             To the knowledge of the Company Group, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 4.20.      Brokers’ Fees. Except as described on Section 4.20 of the Company Disclosure Schedule (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of the Company’s Subsidiaries or any of their Affiliates for which Acies, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.21.      Rewards Partners and Vendors.

(a)            Section 4.21(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate dollar value of the Company Group’s transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (such group of Persons, the “Top Vendors”).

(b)            Section 4.21(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) Rewards Partners based on aggregate retail value of rewards redeemed, during the trailing twelve months for the period ending December 31, 2020 (such group of Persons, the “Top Rewards Partners”).

(c)            Except as set forth on Section 4.21(c) of the Company Disclosure Schedule, none of the Top Vendors or Top Rewards Partners has, as of the date of this Agreement, notified the Company or any of the Company’s Subsidiaries in writing, or to the Company’s knowledge, verbally: (i) that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), or (ii) to the knowledge of the Company, none of the Top Vendors or Top Rewards Partners is, as of the date of this agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.22.      Anti-Corruption Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)            Since December 31, 2017, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)            To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.23.      Sanctions and International Trade Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)            Since December 31, 2017, the Company and its Subsidiaries (i) are and have been in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures, Actions or proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approval.

(b)            Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has since December 31, 2017, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.24.      Insurance.

(a)            Section 4.24 of the Company Disclosure Schedule contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acies or its Representatives.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Group, taken as a whole:

(i)            all such insurance policies are in force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy; and

(ii)            no insurer has denied or disputed coverage of any material claim under an insurance policy since December 31, 2019.

Section 4.25.      Permits. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Group, taken as a whole:

(a)            The Company and its Subsidiaries have obtained all of the Permits reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted.

(b)            Each Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect,

(c)            Neither the Company nor any of its Subsidiaries (i) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, (ii) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit; or (iii) has received any notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the Transactions, or as otherwise disclosed in Section 4.04 of the Company Disclosure Schedule.

Section 4.26.      Registration Statement. None of the information relating to the Company Group supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement (or any amendment or supplement thereto) is first mailed to Acies Shareholders, at the time the Registration Statement becomes effective under the Securities Act or at the time of the Acies EGM, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein. The Registration Statement, insofar as it relates to information supplied by or on behalf of the Company related to the Company Group for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.27.      Independent Investigation; No Additional Representations and Warranties. The Company acknowledges and agrees:

(a)            the Company and its Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Acies Parties, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Acies Parties for such purpose;

(b)            the Company is relying only on that independent investigation and the express representations and warranties set forth in Article 5 (including the related portions of the Acies Disclosure Schedule), and not on any other representation or statement made by the Acies Parties nor any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such Persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Acies Parties in Article 5, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Acies Parties; and

(c)            except as expressly set forth in Article 5, the Acies Parties make no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Acies Parties or the future business, operations or affairs of the Acies Parties heretofore or hereafter delivered to or made available to the Company or its respective Representatives or Affiliates.

Article 5
Representations And Warranties of the Acies Parties

Subject to Section 11.14, except as set forth (x) in the Acies Disclosure Schedule or (y) any publicly available Acies SEC Document made available to the Company, the Acies Parties represent and warrant to the Company as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:

Section 5.01.      Corporate Organization.

(a)            Acies has been duly organized and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Acies Organizational Document previously made available by Acies to the Company is a true, correct and complete copy and is in effect as of the date of this Agreement. Acies is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Acies Organizational Document.

(b)            Acies is licensed or duly qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except as would not reasonably be expected to have, individually or in the aggregate, an Acies Material Adverse Effect.

Section 5.02.      Merger Subs.

(a)            First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and preform its obligations hereunder.

(b)            Each of First Merger Sub and Second Merger Sub was formed for the sole purpose of entering into this Agreement and consummating the Transactions and, from the time of its formation, has taken no action and engaged in no business activities, in each case, other than actions incidental to entering into this Agreement and consummating the Transactions. All of the outstanding capital stock or other voting securities of, or ownership interests in, First Merger Sub and Second Merger Sub, is directly owned by Acies, free and clear of any Lien, and there are no issued, reserved for issuance or outstanding Derivative Securities of either First Merger Sub or Second Merger Sub.

(c)            Other than the First Merger Sub and Second Merger Sub, Acies has no other Subsidiaries or any equity or other interests in any other Person. Neither First Merger Sub nor Second Merger Sub has any Subsidiaries or any equity or other interests in any other Person.

Section 5.03.      Due Authorization.

(a)            The execution, delivery and performance by the Acies Parties of the Transaction Documents to which they are parties and the consummation by the Acies Parties of the Transactions are within the Acies Parties’ corporate powers and, except for the Acies Shareholder Approval and the approvals described in Section 5.05, have been duly authorized by all necessary corporate action on the part of the Acies Parties. The affirmative vote of the holders of at least two-thirds of the votes cast at a general meeting of Acies (or such lesser standard as may be applicable to a specific Proposal), in person or represented by proxy and entitled to vote thereon, is the only vote of the holders of Acies’ capital stock necessary to adopt and approve this Agreement and to consummate the Transactions (the “Acies Shareholder Approval”). The Sponsor holds sufficient Acies Class B Ordinary Shares and has the necessary authority to waive application of the Acies Anti-Dilution Provisions in the manner and on the terms contemplated by the Sponsor Agreement (and without the need for the consent or waiver of any other Person to be solicited or obtained).

(b)            At a meeting duly called and held, the Acies Board (i) determined that this Agreement, the other Transaction Documents to which the Acies Parties are parties and the Transactions are fair to and in the best interests of Acies’ shareholders; (ii) approved, adopted and declared advisable this Agreement, the other Transaction Documents to which the Acies Parties are parties and the Transactions; (iii) resolved to recommend approval and adoption of this Agreement by its shareholders (such recommendation, the “Acies Board Recommendation”); (iv) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned); and (v) approved the Transactions as a Business Combination.

(c)            Each of the directors of First Merger Sub and the managers of Second Merger Sub (i) determined that this Agreement, the other Transaction Documents to which the Acies Parties are parties and the Transactions are fair to and in the best interests of the sole stockholder or sole member, as applicable; and (ii) approved, adopted and declared advisable this Agreement, the other Transaction Documents to which the Acies Parties are parties and the Transactions, subject to Acies obtaining the Acies Shareholder Approval.

(d)            This Agreement and the other Transaction Documents to which the Acies Parties are parties have been duly authorized, and have been or will be, duly and validly executed and delivered by the Acies Parties, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, constitute, or will constitute, as applicable, a legal, valid and binding obligation of the Acies Parties, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.04.      No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Acies Parties are parties by each of the Acies Parties and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acies Organizational Document, the certificate of incorporation or bylaws of First Merger Sub or the certificate of formation and limited liability company agreement or any other organizational documents of Second Merger Sub, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Acies Parties or any of their respective properties or assets, (c) assuming compliance with the matters referred to in Section 5.03 and Section 5.05 require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any of the Acies Parties is entitled under any provision of any agreement or other instrument binding upon it or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Acies Parties, except, in the case of clauses (b), (c) or (d) above, except as would not, individually or in the aggregate, reasonably be expected to have an Acies Material Adverse Effect.

Section 5.05.      Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, the execution, delivery and performance by the Acies Parties of this Agreement and the other Transaction Documents to which the Acies Parties are parties and the consummation by the Acies Parties of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than for (a) compliance with any applicable requirements of the HSR Act and any other Antitrust Law, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable Securities Laws, including the filing and effectiveness of the Registration Statement, and (c) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, an Acies Material Adverse Effect.

Section 5.06.      Capitalization.

(a)            As of the date hereof, the authorized share capital of Acies consists of (i) 5,000,000 preferred shares, par value of $0.0001 per share, and (ii) 550,000,000 Acies Ordinary Shares, par value of $0.0001 per share, consisting of 500,000,000 shares of authorized Acies Class A Ordinary Shares, and 50,000,000 shares of authorized Acies Class B Ordinary Shares. Each Acies Warrant entitles the holder thereof to purchase one Acies Class A Ordinary Share at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable Acies Warrant Agreements.

(b)            As of the date hereof, there are: (i) no preferred shares of Acies issued or outstanding; (ii) 21,525,000 Acies Class A Ordinary Shares issued and outstanding; and (iii) 5,381,250 Acies Class B Ordinary Shares issued and outstanding. All of the issued and outstanding Acies Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(c)            As of the date hereof there are no issued, reserved for issuance or outstanding Derivative Securities of Acies, except for the Acies Warrants. Acies has issued Acies Warrants to purchase 11,711,667 Acies Class A Ordinary Shares, of which Acies Warrants to purchase 4,536,667 Acies Class A Ordinary Shares are held by the Sponsor.

(d)            Each Acies SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)            There are no shareholders agreements, voting trusts, registration rights agreements or other similar Contracts to which the Acies Parties are parties other than the Sponsor Agreement and the Registration Rights Agreement.

(f)             The authorized share capital of First Merger Sub consists of 100 shares of common stock, par value $0.0001 per share, of which 100 shares are issued and outstanding and beneficially held (and held of record) solely by Acies. The authorized ownership interests of Second Merger Sub consist of 1,000 membership units held solely by Acies.

Section 5.07.      SEC Filings and the Sarbanes-Oxley Act.

(a)            Acies has filed with or furnished to the SEC, and made available to the Company if not publicly available through EDGAR, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Acies since September 22, 2020 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Acies SEC Documents”).

(b)            Each Acies SEC Document, as they have been amended since the time of their filing, complied and, as of the Closing Date, each Acies SEC Document will have complied, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c)            As of its filing date (or, if amended or superseded by a filing prior to the Closing Date, on the date of such filing), each Acies SEC Document filed pursuant to the Exchange Act did not contain, and as of the Closing Date each Acies SEC Document will not have contained, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)            There are no outstanding loans or other extensions of credit made by Acies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acies. Acies has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. Except as not required in reliance on exemptions from various reporting requirements by virtue of Acies’ status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acies has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for assets of Acies. Acies maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acies in all material respects.

(e)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acies SEC Documents. To the knowledge of Acies, none of the Acies SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f)             Since October 27, 2020, Acies has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 5.08.      Acies Financial Statements.

(a)            The audited condensed financial statements and unaudited condensed interim financial statements of Acies included or incorporated by reference in the Acies SEC Documents (collectively, the “Acies Financial Statements”) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or as disclosed in the Acies SEC Documents), the financial position of Acies as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

(b)            Neither Acies (including any employee thereof) nor Acies’ independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acies, (ii) any fraud, whether or not material, that involves Acies’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acies or (iii) any claim or allegation regarding any of the foregoing.

Section 5.09.      Absence of Changes.

(a)            Since August 14, 2020, there has not been any change, development, condition, occurrence, event or effect relating to the Acies Parties that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acies Material Adverse Effect.

(b)            Except in connection with the Transactions, from Acies’ inception through and including the date of this Agreement, each of the Acies Parties has in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, any COVID-19 Actions).

Section 5.10.      No Undisclosed Material Liabilities. There is no liability, debt or obligation against Acies that would be required to be set forth or reserved for on a balance sheet of Acies prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Acies Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Acies Financial Statements in the ordinary course of business, (c) disclosed in the Acies Disclosure Schedule, (d) arising under or related to this Agreement and/or the performance by Acies of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Acies Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to have an Acies Material Adverse Effect.

Section 5.11.      Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of the Acies Parties, threatened, Actions or investigations against the Acies Parties that would, individually or in the aggregate, reasonably be expected to have an Acies Material Adverse Effect.

Section 5.12.      Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have an Acies Material Adverse Effect: (a) the Acies Parties are, and since their inception have been, in compliance with all applicable Laws; and (b) the Acies Parties have not received any written notice from any Governmental Authority of a violation of any applicable Law by any of the Acies Parties at any time since their respective inceptions.

Section 5.13.      Contracts; No Defaults.

(a)            Section 5.13 of the Acies Disclosure Schedule contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than this Agreement and the other Transaction Documents) to which, as of the date of this Agreement, any of the Acies Parties is a party or by which any of their respective assets are bound.

(b)            True, correct and complete copies of the Contracts listed on Section 5.13 of the Acies Disclosure Schedule have been delivered to or made available to the Company or its Representatives. Each Contract of a type required to be listed on Section 5.13 of the Acies Disclosure Schedule, that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have an Acies Material Adverse Effect, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Acies Parties and, to the knowledge of the Acies Parties, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Acies Parties, are enforceable by the Acies Parties to the extent a party thereto in accordance with their terms, subject to the Enforceability Exceptions, and (ii) none of the Acies Parties or, to the knowledge of the Acies Parties, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.

Section 5.14.      Title to Property. None of the Acies Parties (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 5.15.      Business Activities

(a)            Since inception, none of the Acies Parties has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acies Organizational Document or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, there is no agreement, commitment or Governmental Order binding upon Acies or to which Acies is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Acies Parties or any acquisition of property by the Acies Parties or the conduct of business by the Acies Parties as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acies Material Adverse Effect.

(b)            None of the Acies Parties owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transaction Documents, Acies has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Section 5.15(c) of the Acies Disclosure Schedule lists all Contracts between the Acies Parties and any other Person that requires payments by the Acies Parties to such Person other than this Agreement and the agreements expressly contemplated hereby. All Contracts listed on Section 5.15(c) of the Acies Disclosure Schedule can be cancelled by the Acies Parties for any reason without penalty to the Acies Parties. Except for this Agreement and the agreements expressly contemplated hereby, or as set forth on Section 5.15(c) of the Acies Disclosure Schedule, Acies is not party to any Contract with any other Person that would require payments by Acies in excess of $50,000 monthly, $150,000 in the aggregate annually with respect to any individual Contract or more than $250,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby).

(d)            There is no liability, debt or obligation against any of the Acies Parties except for liabilities and obligations (i) reflected or reserved for on Acies’ condensed balance sheet for the quarterly period ended September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acies) or (ii) that have arisen since the date of Acies’ condensed balance sheet for the quarterly period ended September 30, 2020 in the ordinary course of the operation of business of the Acies Parties (other than any such liabilities as are not and would not be, in the aggregate, material to the Acies Parties, taken as a whole).

(e)            Since its inception, neither First Merger Sub nor Second Merger Sub has conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in First Merger Sub’s and Second Merger Sub’s respective organizational documents, there are no agreements, commitments, or Governmental Orders binding upon either First Merger Sub or Second Merger Sub or to which either First Merger Sub or Second Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of either First Merger Sub or Second Merger Sub or any acquisition of property by either First Merger Sub or Second Merger Sub or the conduct of business by either First Merger Sub or Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of either First Merger Sub or Second Merger Sub to enter into and perform its obligations under this Agreement.

Section 5.16.      Employee Benefit Plans. Except with regard to the PubCo Equity Incentive Plan or the PubCo Employee Stock Purchase Plan or as otherwise contemplated by this Agreement, each as contemplated hereunder, as of immediately prior to the Effective Time, (i) none of Acies, First Merger Sub or Second Merger Sub has any paid officers, directors or employees or maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider of Acies, First Merger Sub or Second Merger Sub (respectively), including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (collectively, the “Acies Benefit Plans”) and (ii) neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (a) result in any compensatory payment or benefit becoming due to any shareholder, director, officer or employee of Acies, First Merger Sub or Second Merger Sub, (b) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acies, First Merger Sub or Second Merger Sub to payments or benefits or increases in any existing payments or benefits, (c) result in any amount or benefit to any current or former employee, officer, director or other individual service provider of Acies, First Merger Sub or Second Merger Sub that, together with any other amount or benefit, could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), or (d) result in any loan forgiveness for any shareholder, director, officer or employee of Acies, First Merger Sub or Second Merger Sub.

Section 5.17.      Taxes.

(a)            All material Tax Returns required by Law to be filed by Acies have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, complete and accurate in all material respects.

(b)            All material amounts of Taxes due and owing on any Tax Returns of Acies and all other amounts of Taxes owed by Acies have been timely paid. Since the date of the most recent Acies Financial Statements, Acies has not incurred any material liability for Taxes outside the ordinary course of business (other than in connection with the transactions contemplated by this Agreement).

(c)            Acies has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d)            Acies is not currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to material Taxes. Acies has not received any written notice from a taxing authority of a claim, assessment or proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved and any amounts due in respect thereof have been paid. No written claim has been made by any Governmental Authority in a jurisdiction where Acies does not file a Tax Return that such entity is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved and any amounts due in respect thereof have been paid. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acies, and no written request for any such waiver or extension is currently pending.

(e)            Acies, and any predecessor thereof, has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f)             Acies has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)            Except with respect to deferred revenue or prepaid subscription revenues collected by Acies in the ordinary course of business, Acies will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made or required to be made prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing. Acies does not have any unpaid liability pursuant to Section 965 of the Code.

(h)            There are no Liens with respect to Taxes on any of the assets of Acies, other than Permitted Liens described in clause (iii) of the definition of such term.

(i)             Acies has no material liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise (except, in each case, for liabilities pursuant to commercial contracts the primary purpose of which are not Taxes).

(j)             Acies is not a party to or bound by, nor does it have any material obligation to, any Governmental Authority or other Person under any material Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts the primary purpose of which does not relate to Taxes).

(k)            Acies is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l)             Acies has complied in all material respects with laws relating to escheat and unclaimed property.

(m)             To the knowledge of Acies, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(n)            For U.S. federal income tax purposes, Second Merger Sub has been and will be since formation disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from Acies.

Section 5.18.      Financial Ability; Trust Account.

(a)            Set forth on Section 5.18 of the Acies Disclosure Schedule is a true and accurate record, as of the date identified therein, of the balance invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 22, 2020, by and between Acies and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acies and, to the knowledge of Acies, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acies, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acies SEC Documents to be inaccurate or (ii) entitle any Person (other than any Acies Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except to pay Taxes, payments with respect to Acies Share Redemptions or in accordance with the Trust Agreement, Acies Organizational Document and Acies’ final prospectus dated October 22, 2020.

(b)            Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acies has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acies, threatened with respect to the Trust Account. Acies has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acies to dissolve or liquidate pursuant to the Acies Organizational Document shall terminate, and, as of the Effective Time, Acies shall have no obligation whatsoever pursuant to the Acies Organizational Document to dissolve and liquidate the assets of Acies by reason of the consummation of the Transactions. To the knowledge of Acies, following the Effective Time, no Acies Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acies Shareholder is a Redeeming Shareholder.

(c)            As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acies has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acies on the Closing Date.

(d)            As of the date hereof, Acies does not have any Indebtedness.

Section 5.19.      Brokers’ Fees. Except as described on Section 5.19 of the Acies Disclosure Schedule (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the Transactions (including the PIPE Financing), in each case, including based upon arrangements made by the Acies Parties or any of their respective Affiliates, including the Sponsor.

Section 5.20.      Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Acies Parties make no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to the Acies Parties by or on behalf of the Company specifically for inclusion in the Registration Statement.

Section 5.21.      Nasdaq Stock Market Quotation. The Acies Units, the Acies Warrants and the issued and outstanding Acies Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “ACAU” (with respect to the Acies Units), “ACAC” (with respect to the Acies Class A Ordinary Shares) and “ACACW” (with respect to the Acies Warrants). Acies is in compliance in all material respects with the rules of Nasdaq and there is no action or proceeding pending or, to the knowledge of Acies, threatened against Acies by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acies Units, the Acies Class A Ordinary Shares or the Acies Warrants or terminate the listing of such on Nasdaq. None of Acies or its Affiliates has taken any action in an attempt to terminate the registration of the Acies Units, the Acies Class A Ordinary Shares or the Acies Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.22.      Investment Company Act. None of the Acies Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.23.      Affiliate Agreements. None of the Acies Parties is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any Acies Party, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any Acies Party or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acies Affiliate Agreement”).

Section 5.24.      Sponsor Agreement. Acies has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acies. The Sponsor Agreement is a legal, valid and binding obligation of Acies and, to the knowledge of Acies, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acies under any term or condition of the Sponsor Agreement.

Section 5.25.      PIPE Financing.

(a)            The Acies Parties have delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by the Acies Parties with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of the Acies Parties, with respect to each PIPE Investor, the PIPE Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Acies Parties.

(b)            Each Subscription Agreement is a legal, valid and binding obligation of the Acies Parties and, to the knowledge of the Acies Parties, each PIPE Investor, and none of the execution, delivery or performance of obligations under such Subscription Agreement by the Acies Parties or, to the knowledge of the Acies Parties, each PIPE Investor, violates any Laws. There are no other agreements, side letters, or arrangements between the Acies Parties and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Acies the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreement of such PIPE Investors, and, as of the date hereof, none of the Acies Parties knows of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to the Acies Parties, on the Closing Date.

(c)            No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Acies Parties under any material term or condition of any Subscription Agreement.

Section 5.26.      Independent Investigation; No Additional Representations and Warranties. Each of the Acies Parties acknowledges and agrees:

(a)            The Acies Parties and their Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group for such purpose;

(b)            the Acies Parties are relying only on that independent investigation and the express representations and warranties set forth in Article 4 (including the related portions of the Company Disclosure Schedule), and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such Persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article 4, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Group; and

(c)            except as expressly set forth in Article 4, the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any member of the Company Group or the future business, operations or affairs of any member of the Company Group heretofore or hereafter delivered to or made available to the Acies Parties or their respective Representatives or Affiliates.

Article 6

Covenants of the Company

Section 6.01.      Conduct of the Company during the Interim Period.

(a)            From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), except as set forth on Section 6.01 of the Company Disclosure Schedule, as required by applicable Law or any Governmental Authority, as expressly contemplated by this Agreement or with the prior written consent of Acies (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each other member of the Company Group to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees; provided that the members of the Company may take any reasonable COVID-19 Action either in light of COVID-19 Measures adopted after the date of this Agreement or otherwise reasonably necessary to protect the health and safety of their employees. Without limiting the generality of the foregoing, except as set forth on Section 6.01 of the Company Disclosure Schedule, as required by applicable Law (including any COVID-19 Measures), or any Governmental Authority, as expressly contemplated by this Agreement or with the prior written consent of Acies (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any other member of the Company Group to:

(i)            change or amend the Company Certificate of Incorporation or the Company Bylaws;

(ii)           fail to maintain its existence, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)          split, combine, reclassify or otherwise amend any terms of any shares of its or any of its Subsidiaries’ capital stock or equity interests (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries);

(iv)          declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its or any of its Subsidiary’s capital stock or equity interests or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or equity interest of the Company or its Subsidiaries, other than (x) dividends or distributions by any of its wholly owned Subsidiaries to the Company or another wholly owned Subsidiary or (y) the acquisition by the Company of any shares of capital stock or equity interests of the Company pursuant to the Company’s exercise of its rights of first refusal under those certain stock purchase agreements with the Founder and certain other Company Stockholders, the Company Stock Plan and the Company ROFR and Co-Sale Agreement;

(v)           (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock or other voting securities or ownership interests of any member of the Company Group or any Derivative Securities of any member of the Company Group, other than the issuance of (x) any shares of Company Capital Stock upon the exercise of Company Options or Company Warrants, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement or (y) any Company Subsidiary Securities to any member of the Company Group or (B) amend any term of any Company Option, any Company Warrant or any Company Subsidiary Security;

(vi)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses or enter into any strategic joint ventures, partnerships or alliances with any other Person, other than (x) pursuant to existing contracts or commitments as of the date of this Agreement or (y) in the ordinary course of business consistent with past practice;

(vii)         sell, assign, license, abandon, cancel, let lapse, dispose, convey, lease or otherwise transfer its or its Subsidiaries’ material assets (including any material Intellectual Property), properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(viii)        disclose any material Trade Secrets constituting Company Intellectual Property to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or subject any material Software constituting Company Intellectual Property to Copyleft Terms;

(ix)          other than in connection with actions permitted by Section 6.01(a)(v) with respect to any non-Service Providers, make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(x)            incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness of over $2,000,000 in the aggregate, other than (x) any Indebtedness incurred in the ordinary course of business consistent with past practice or (y) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

(xi)          except in the ordinary course of business or as required by the terms of any existing Company Benefit Plan as in effect on the date hereof, (A) with respect to any Service Provider whose target annual cash compensation exceeds $250,000 (a “Key Employee”), (1) grant or increase (or promise to grant or increase) any bonuses, change in control payments, retention, equity or equity-based rights, severance or termination pay (or amend any existing arrangement providing for the foregoing), (2) enter into any employment, consulting, deferred compensation or other similar agreement (or amend any such existing agreement), or (3) increase the amount of compensation or benefits (other than general health or welfare benefits) payable or to become payable to any Service Provider; (B) take any action to accelerate the timing of any payments or benefits, or the funding of any payments or benefits payable or to become payable to any current or former Service Provider; or (C) establish, adopt, enter into, or materially amend any Company Benefit Plan (or any plan or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement);

(xii)         (A) negotiate, modify, extend, or enter into any collective bargaining agreement or similar labor union or employee representative organization contract or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employee;

(xiii)        change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or in connection with the Transactions, as agreed to by its independent public accountants;

(xiv)        enter into, renew or amend in any material respect, any Company Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Company Affiliate Agreement);

(xv)         make, revoke or change any material Tax election except in a manner consistent with the past practices of the Company Group that will not have any adverse and material impact on the Company Group, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes or settle or compromise any examination, audit, claim or other Action with a Governmental Authority of or relating to any material Taxes, enter into any material Tax sharing or similar arrangement outside the ordinary course of business, or consent to the extension of the statute of limitations applicable to any material Tax claim or assessment;

(xvi)        take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(xvii)       waive, release, settle, compromise or otherwise resolve any investigation, claim, Action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,000,000 in the aggregate;

(xviii)      make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.01(a)(xviii) of the Company Disclosure Schedule, in the aggregate;

(xix)         (A) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(xx)          (A) grant to, or agree to grant to, any Person rights to any Company Intellectual Property that is material to the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice, or (B) dispose of, abandon or permit to lapse any rights to any Company Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of registered Company Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(xxi)         terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(xxii)        agree, resolve or commit to do any of the foregoing.

(b)            Notwithstanding the foregoing, nothing in this Section 6.01 shall be interpreted to prohibit any member of the Company Group from complying with their respective Governing Documents as of the date of this Agreement.

Section 6.02.      Company Stockholder Approval.

(a)            Promptly following the date of this Agreement, the Company shall use commercially reasonable efforts to obtain from Company Stockholders holding at least the number of shares of Company Capital Stock required to constitute the Company Stockholder Approval duly executed and delivered Support Agreements within twenty-four (24) hours after the date of this Agreement.

(b)           As promptly as reasonably practicable after the Registration Statement becomes effective, the Company shall:

(i)            recommend approval and adoption of this Agreement and the Transactions consistent with the Company Board Recommendation;

(ii)           (A) use commercially reasonable efforts to solicit approval of this Agreement and the Transactions in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Support Agreement) and any other Company Stockholders as the Company may determine in its reasonable discretion or (B) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of the Transaction Documents and the Transactions.

(c)            If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the required written consents, the Company will prepare and deliver (or cause to be delivered through the Exchange Agent or otherwise) to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL.

Section 6.03.      No Acies Ordinary Shares Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, including the Domestication, the Company shall not engage in any transactions involving the securities of Acies without the prior consent of Acies if the Company possesses material nonpublic information of Acies.

Section 6.04.      No Claim Against the Trust Account. The Company acknowledges that Acies is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company and Representatives of the Company have read Acies’ final prospectus, dated October 22, 2020, and other Acies SEC Documents, the Acies Organizational Document, and the Trust Agreement and the Company and such Representatives understand that Acies has established the Trust Account described therein for the benefit of Acies’ public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acies’ sole assets consist of the cash proceeds of Acies’ initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Transactions are not consummated by January 27, 2023, or such later date as approved by the shareholders of Acies to complete a Business Combination, Acies will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby irrevocably waives any right, title, interest or past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acies to collect from the Trust Account any monies that may be owed to them by Acies or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, however, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim solely against Acies or for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or for specific performance, injunctive or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect Acies’ ability to fulfill its obligation to effectuate the Acies Share Redemptions. This Section 6.04 shall survive the termination of this Agreement for any reason.

Article 7
Covenants of the Acies Parties

Section 7.01.      Conduct of the Acies Parties During the Interim Period.

(a)            During the Interim Period, each of the Acies Parties shall use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as set forth on Section 7.01 of the Acies Disclosure Schedule, as required by applicable Law or any Governmental Authority (including any COVID-19 Measures), as expressly contemplated by this Agreement or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Acies Parties shall:

(i)            change or amend the Trust Agreement, the Acies Organizational Document or the organizational documents of First Merger Sub or Second Merger Sub, except as contemplated by the Proposals;

(ii)           fail to maintain its existence, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except as contemplated by the Transactions;

(iii)          split, combine or reclassify any shares of its capital stock;

(iv)          declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock of Acies, other than the redemption of any Acies Class A Ordinary Shares required by the Offer;

(v)           (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock or other voting securities or ownership interests of any of the Acies Parties or any Derivative Securities of any of the Acies Parties, other than (x) the issuance of any Acies Ordinary Shares upon the exercise of any Acies Warrants, (y) the issuance of the Company Stockholder Consideration or (z) pursuant to the Subscription Agreements existing as of the date hereof; or (B) amend any term of any Acies Warrants, other than pursuant to the Sponsor Agreement;

(vi)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses or enter into any strategic joint ventures, partnerships or alliances with any other Person other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(vii)         sell, lease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(viii)        other than in connection with actions permitted by Section 7.01(a)(vi), make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or between any of Acies, First Merger Sub and Second Merger Sub;

(ix)          incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than (x) fees and expenses for professional services incurred in support of the Transaction, (y) any Indebtedness incurred in the ordinary course of business or (z) incurred between any of Acies, First Merger Sub and Second Merger Sub;

(x)           other than actions taken in furtherance of the adoption and/or implementation of the PubCo Equity Incentive Plan and/or the PubCo Employee Stock Purchase Plan, enter into any compensatory arrangement, collective bargaining agreement or retirement, deferred compensation, or equity plan or arrangement or hire any employees or engage any independent contractors;

(xi)          change Acies’ methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or in connection with the Transactions, as agreed to by its independent public accountants;

(xii)         settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Acies Party, (B) any stockholder litigation or dispute against Acies or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

(xiii)        enter into, renew or amend in any material respect, any Acies Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acies Affiliate Agreement);

(xiv)        make, revoke or change any material Tax election except in a manner that will not have any adverse and material impact on Acies, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes or settle or compromise any examination, audit, claim or other Action with a Governmental Authority of or relating to any material Taxes, enter into any material Tax sharing or similar arrangement outside the ordinary course of business, or consent to the extension of the statute of limitations applicable to any material Tax claim or assessment;

(xv)         take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment; or

(xvi)        agree, resolve or commit to do any of the foregoing.

(b)           Notwithstanding the foregoing, nothing in this Section 7.01 shall be interpreted to prohibit: (i) Acies taking any action reasonably necessary to implement the Domestication, (ii) Acies or its Representatives from taking any action reasonably necessary to consummate the PIPE Financing; or (iii) any Acies Party from complying with its respective governing documents and with all other agreements or Contracts to which an Acies Party may be a party as of the date of this Agreement.

Section 7.02.      PIPE Financing.

(a)            Subject to the terms hereof, Acies shall, and shall cause its Affiliates to, use its commercially reasonable efforts to comply with its obligations, and enforce its rights, under the Subscription Agreements. Acies shall give the Company prompt notice of any breach by any party to the Subscription Agreements of which Acies has become aware or any termination (or alleged or purported termination) of the Subscription Agreements. Acies shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the PIPE Financing and, unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), shall not permit any termination, amendment or modification to, or any waiver of any material provision or remedy under, the Subscription Agreements entered into at or prior to the date hereof.

Section 7.03.      Acies Shareholder Approval.

(a)            Acies shall use commercially reasonable efforts to, in compliance with applicable Law, (i) establish the record date for, duly call, give notice of, convene and hold an extraordinary general meeting of the Acies Shareholders (the “Acies EGM”) in accordance with the CICL, (ii) cause the Proxy Statement to be disseminated to Acies’ shareholders after the Registration Statement becomes effective and (iii) solicit proxies from the holders of Acies Class A Ordinary Shares to vote in favor of each of the Proposals. Acies shall include the unqualified Acies Board Recommendation in the Proxy Statement. The Acies Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acies Board Recommendation.

(b)            Notwithstanding anything to the contrary contained in this Agreement, once the Acies EGM has been called and noticed, Acies will not postpone or adjourn the Acies EGM without the consent of the Company, other than:

(i)            to solicit additional proxies for the purpose of obtaining the Acies Shareholder Approval, in which event Acies may postpone or adjourn the meeting for up to ten (10) Business Days;

(ii)           for the absence of a quorum, in which event Acies may postpone or adjourn the meeting up to two (2) times for up to ten (10) Business Days each time; or

(iii)          one (1) time, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure that Acies has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Acies Shareholders prior to the Acies EGM.

Section 7.04.      Other Interim Period Obligations of the Acies Parties. During the Interim Period, Acies shall use reasonable best efforts:

(a)            to ensure Acies remains listed as a public company on, and for the Acies Class A Ordinary Shares to be listed on, Nasdaq;

(b)            to cause the PubCo Class A Common Stock to be issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date;

(c)            to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws; and

(d)           to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and to qualify, at the Effective Time, as a “controlled” company under the rules of Nasdaq.

Article 8
Joint Covenants

Section 8.01.      Commercially Reasonable Efforts.

(a)            Subject to the terms and conditions herein provided, each Party shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 9, (y) obtaining consents of all Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby and (z) obtaining approval for listing the PubCo Class A Common Stock issued pursuant to this Agreement on Nasdaq). All the costs incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including HSR Act filing fees and any filing fees in connection with any other Antitrust Law, shall be paid 100% by Acies. Each Party shall make or cause to be made (and not withdraw) an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and no later than ten (10) Business Days after the date hereof. The Parties shall request early termination of the waiting period in any filings submitted under the HSR Act and shall use commercially reasonable efforts to supply as promptly as practicable to the appropriate Governmental Authorities additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law.

(b)            Each Party shall cooperate in connection with (i) any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Law and (ii) obtaining approval for listing the PubCo Class A Common Stock issued pursuant to this Agreement on Nasdaq.

(c)            Each Party shall, in connection with this Agreement and the transactions contemplated hereby, to the extent permitted by applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of) any material substantive communications from or with any Governmental Authority or Nasdaq concerning the Transactions, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority or Nasdaq and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority or Nasdaq concerning the Transactions, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority or Nasdaq concerning the Transactions unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority or Nasdaq, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority or Nasdaq concerning the Transactions and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority or Nasdaq concerning the Transactions; provided, that materials required to be provided pursuant to this Section 8.01 may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.

Section 8.02.      Preparation of Registration Statement

(a)            As promptly as practicable following the date hereof, the Company and Acies shall jointly prepare, and Acies shall file, a registration statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Common Stock to be issued under this Agreement (including the Earnout Shares), which Registration Statement will also contain a proxy statement for the purpose of soliciting proxies from Acies Shareholders to approve the proposals set forth below at the Acies EGM of the holders of Acies Class A Ordinary Shares:

(i)            approval of the Transactions;

(ii)           approval of the Domestication;

(iii)          approval of the PubCo Charter and PubCo Bylaws;

(iv)          approval of the issuance of PubCo Common Stock in connection with the Transactions (including pursuant to the consummation of the Subscription Agreements, the PubCo Class B Common Stock and the Earnout Shares) in accordance with this Agreement, in each case to the extent required by the Nasdaq listing rules;

(v)           the adoption of the PubCo Equity Incentive Plan;

(vi)          the adoption of the PubCo Employee Stock Purchase Plan; and

(vii)         approval of any other proposals reasonably necessary or appropriate to consummate the Transactions (collectively, the “Proposals” and the proxy statement containing the Proposals, the “Proxy Statement”).

Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acies shall propose to be acted on by Acies’ shareholders at the Acies EGM.

(b)            Each of Acies and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Proxy Statement and the Registration Statement, to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acies shall provide the Company with copies of any written comments and shall inform the Company of any oral comments that Acies receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of Acies and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld or delayed), any response to such comments with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. Each of Acies and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acies Shareholders and at the time of the Acies EGM, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If Acies or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acies, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Acies and the Company shall use commercially reasonable efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and, to the extent required by Law, the Proxy Statement to be disseminated to the Acies Shareholders.

(c)            Each of Acies and the Company shall use commercially reasonable efforts to promptly furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Acies or the Company or their respective Subsidiaries, as applicable, to the SEC or Nasdaq in connection with the Transactions (including any amendment or supplement to the Proxy Statement or the Registration Statement). To the extent not prohibited by Law, Acies will advise the Company, reasonably promptly after Acies receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or other document filed with the SEC in connection with the Transactions for additional information.

(d)           Without limiting the generality of Section 8.02(c), the Company shall use commercially reasonable efforts to promptly furnish to Acies for inclusion in the Proxy Statement and the Registration Statement: (i) audited consolidated financial statements of the Company and its Subsidiaries as of and for the years ended December 31, 2018 and 2019 and, for inclusion in any filing of the Proxy Statement and the Registration Statement made after February 16, 2021, the year ended December 31, 2020, prepared in accordance with, and comply with in all material respects, GAAP, Regulation S-X and other applicable accounting requirements and with the rules and regulation of the SEC, the Exchange Act and the Securities Act applicable to a registrant and audited by the Company’s independent auditor in accordance with PCAOB auditing standards; (ii) unaudited condensed consolidated financial statements of the Company and its Subsidiaries as of and for the nine months ended September 30, 2020 and September 30, 2019 prepared in accordance with, and comply with in all material respects, GAAP, Regulation S-X and other applicable accounting requirements and with the rules and regulation of the SEC, the Exchange Act and the Securities Act applicable to a registrant and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105; (iii) other financial statements, reports and information with respect to the Company and its Subsidiaries that may be required to be included in the Registration Statement and Proxy Statement under the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and (iv) auditor’s reports and consents to use such financial statements and reports in the Registration Statement.

(e)            Acies shall use commercially reasonable efforts to obtain all necessary state Securities Law or “blue sky” permits and approvals required to carry out the Transactions, and the Company shall promptly furnish all information concerning the Company Group and any of their respective members or stockholders as may be reasonably requested in connection with any such action.

Section 8.03.      Inspection. Subject to applicable Law, each of the Company and Acies shall afford to the other and its respective Representatives reasonable access during normal business hours and with reasonable advance notice during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated to all of its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records and, during such period, and shall furnish promptly to the other, consistent with its legal obligations, all information concerning itself and its Subsidiaries’ business, properties and personnel as the other or any of its Representatives may reasonably request for the purposes of this Agreement or post-Closing integration planning; provided that any such access may be restricted or modified in connection with any COVID-19 Actions or COVID-19 Measures; provided, further, that such person may restrict the foregoing access to the extent that any applicable Law or any Contract to which it is a party requires it to restrict access to any properties or information or in order to maintain the attorney-client privilege; provided, further, that in any such case, the applicable Parties shall cooperate in good faith to seek to provide for access in a manner that does not violate any such Law or Contract or attorney-client privilege. Each of the Parties shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, pursuant to this Section 8.03 in confidence in accordance with and otherwise subject to the Confidentiality Agreement. No investigation pursuant to this Section 8.03 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties.

Section 8.04.      Confidentiality; Publicity.

(a)            Acies acknowledges that the information being provided to it in connection with this Agreement, including Section 8.03, and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)            None of Acies, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acies, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acies or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acies or the Company, as applicable, in good faith); provided, however, that, subject to this Section 8.04, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent; provided, further, that no party shall be required to obtain consent pursuant to this Section 8.04(b) to the extent any proposed release or statement is substantially equivalent to the information that has been made public without breach of the obligation under this Section 8.04(b).

(c)            Without limiting the generality of Section 8.04(b):

(i)            Acies and the Company shall mutually agree upon and issue a joint press release announcing the effectiveness of this Agreement as of the date of this Agreement or no later than the following Business Day.

(ii)           Acies and the Company shall cooperate in good faith with respect to the prompt preparation of, and Acies shall file with the SEC, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.

(iii)          Prior to the Closing, Acies and the Company shall mutually agree upon and prepare a joint press release announcing the consummation of the Transactions. Concurrently with or promptly after the Closing, Acies and the Company shall issue such press release.

(iv)          Acies and the Company shall cooperate in good faith with respect to the preparation of a Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountants and the other information required to be included therein. Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, PubCo shall file the Closing 8-K with the SEC.

Section 8.05.      Support of Transaction. Without limiting any covenant contained in Article 6 or Article 7, Acies and the Company shall each, and each shall cause its Subsidiaries to:

(a)            use reasonable best efforts to obtain any material consents and approvals of third parties that any of Acies, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, and

(b)            take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article 9 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.05 will constitute a breach of Section 6.01.

Section 8.06.      Indemnification and Insurance.

(a)            From and after the Effective Time, PubCo and the Surviving Entity shall indemnify and hold harmless each present and former director or officer of the Company Group (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.06, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that any member of the Company Group would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 8.06). Without limiting the foregoing, PubCo shall, and shall cause the Surviving Entity and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in the Surviving Entity A&R LLCA concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Entity’s and its Subsidiaries’ officers and directors that are no less favorable to those Persons than the provisions in effect as of the date hereof and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Surviving Entity and their respective Subsidiaries to honor, each of the covenants in this Section 8.06.

(b)            Prior to the Effective Time, the Company shall or, if the Company is unable to, PubCo shall cause the Surviving Entity as of the Second Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “Company D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Company D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies. If the Company or the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Second Effective Time, the Surviving Entity shall continue to maintain in effect, for a period of at least six years from and after the Second Effective Time, the Company D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Company D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Entity shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Company D&O Insurance comparable D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Acies, PubCo or the Surviving Entity be required to expend for such policies pursuant to this Section 8.06(b) an annual premium amount in excess of 300% of the amount per annum the Company paid its last full fiscal year; provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c)            Prior to the Closing, Acies and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo that shall be effective as of Closing and will cover those Persons who will be the directors and officers of PubCo and its Subsidiaries at and after the Closing on terms not less favorable than the better of (A) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (B) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Surviving Entity).

(d)            Notwithstanding anything contained in this Agreement to the contrary, this Section 8.06 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on PubCo and the Surviving Entity and all successors and assigns of PubCo and the Surviving Entity. In the event that PubCo, the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Surviving Entity shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.06. The obligations of PubCo and the Surviving Entity under this Section 8.06 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of any member of the Company Group, or other person that may be a director or officer of any member of the Company Group prior to the Effective Time, to whom this Section 8.06 applies without the consent of the affected Person. The rights of each Person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the Company Bylaws, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 8.06 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 8.06.

Section 8.07.      Tax Matters.

(a)            Transfer Taxes. Notwithstanding anything to the contrary contained herein, Acies shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred by Acies Parties or the Company Group in connection with the Transactions. Acies shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join (or cause its Affiliates to join) in the execution of any such Tax Returns.

(b)            Tax Treatment. Acies, First Merger Sub, Second Merger Sub and the Company intend that, for U.S. federal income tax purposes, (i) the Domestication be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder and (ii) the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which Acies and the Company are parties as provided in Section 368(b) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g). The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Transactions in a manner consistent with this Section 8.07(b), including by providing factual support letters.

(c)            Each of Acies and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts (i) to cause the Mergers, taken together as an integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with respect to which each of Acies and the Company will be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (ii) not to take or cause to be taken any action reasonably likely to cause, or fail to take or agree not to take any action if the failure to take such action could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” under Section 368(a) of the Code.

(d)            Acies (and, for the avoidance of doubt, PubCo) will, and will cause its Affiliates, to the fullest extent permitted by law, to file its income Tax Returns in a manner consistent with the tax treatment described in Section 8.07(b).

Section 8.08.      Employee Matters.

(a)            Unless otherwise agreed in writing by the Company and Acies, the PubCo Equity Incentive Plan will include an initial available pool of a number of shares of PubCo Common Stock issuable pursuant to awards thereunder of not less than 10% of the sum of (i) the aggregate number of outstanding shares of PubCo Common Stock and any other shares of capital stock of PubCo plus (ii) the maximum number of shares underlying any Converted Options, the PubCo Class A Common Warrants and any other Derivative Securities of PubCo (assuming in each case that cash is paid for the exercise thereof) plus (iii) the Earnout Shares (the “PubCo Fully Diluted Shares”), in each case of these clauses (i), (i) and (iii) as of immediately following Closing. The PubCo Equity Incentive Plan will also provide for an annual, automatic increase to the foregoing share limit, as set forth in the PubCo Equity Incentive Plan.

(b)            Unless otherwise agreed in writing by the Company and Acies, the PubCo Employee Stock Purchase Plan will include an initial available pool of a number of shares of PubCo Class A Common Stock issuable pursuant to awards thereunder of not less than two percent (2%) of the PubCo Fully Diluted Shares as of immediately following Closing. The PubCo Employee Stock Purchase Plan will also provide for an annual, automatic increase to the foregoing share limit, as set forth in the PubCo Employee Stock Purchase Plan.

Section 8.09.      Section 16 Matters. Prior to the Closing, the Company Board or the Acies Board, or an appropriate committee thereof, as applicable, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the disposition of shares of the Company Capital Stock or acquisition of the PubCo Common Stock, as applicable, pursuant to this Agreement and the Transactions by any individual who is expected to become a “covered person” of PubCo for purposes of Section 16 of the Exchange Act shall be exempt acquisitions or dispositions.

Section 8.10.      Shareholder Litigation. Acies shall notify the Company promptly in connection with any filing of, or to the knowledge of Acies, threat to file in writing, an Action related to this Agreement or the Transactions by any of its shareholders or holders of any Acies Warrants against any of the Acies Parties or against any of their respective directors or officers prior to the Closing (any such action, a “Shareholder Action”). Acies shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Shareholder Action. Acies shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, Acies shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action.

Section 8.11.      Notices of Certain Events. During the Interim Period, each of the Company and Acies shall promptly notify the other of:

(a)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)            any notice or other communication from any Governmental Authority in connection with the Transactions; and

(c)            any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting any member of the Company Group or any Acies Party, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions.

provided that the delivery of any notice pursuant to this Section 8.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.12.      Exclusivity.

(a)            During the Interim Period, none of the Acies Parties, on the one hand, or the Company and its Subsidiaries, on the other hand, will, nor will they authorize or permit their respective Representatives to, directly or indirectly:

(i)            take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, provide information to or commence due diligence with respect to, any Person concerning, relating to or which is intended or would reasonably be expected to lead to, an Acquisition Proposal;

(ii)            in the case of Acies, fail to include the Acies Board Recommendation in (or remove from) the Registration Statement and the Proxy Statement; or

(iii)            withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, in case of the Company, the Company Board Recommendation, and in the case of Acies, the Acies Board Recommendation.

(b)            Each of the Company and the Acies Parties, shall promptly, and in any event within one (1) Business Day of the date of this Agreement:

(i)            terminate access of any third Person (other than the Company or the Acies Parties and/or any of their respective Affiliates or Representatives) to any data room (virtual or actual) containing any confidential information with respect to the Company or Acies;

(ii)            immediately cease and cause to be terminated, and shall cause their and their respective Subsidiaries’ Representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any Persons with respect to, or which is reasonably likely to give rise to or result in, any Acquisition Proposal; and

(iii)            shall promptly request the return or destruction of any confidential information provided to any Person in connection with a prospective Acquisition Proposal (subject in each case to the terms of any applicable confidentiality agreement) and, in connection therewith, shall, if the applicable confidentiality or non-disclosure agreement so allows, request that all such Persons provide prompt written certification of the return or destruction of all such information.

(c)            Promptly upon receipt of an unsolicited Acquisition Proposal, each of the Acies Parties and the Company shall notify the other Party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited Acquisition Proposal only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Proposal.

Section 8.13.      Further Assurances. Each party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Article 9
Conditions to the Mergers

Section 9.01.      Conditions to Obligations of All Parties. The obligations of the Company and Acies to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company and Acies:

(a)            HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)            No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)            Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the Acies Organizational Document and the Proxy Statement.

(d)            Net Tangible Assets. Acies shall not have redeemed Acies Class A Ordinary Shares in the Offer in an amount that would cause Acies to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(e)            Acies Shareholder Approval. The Acies Shareholder Approval shall have been obtained.

(f)             Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(g)            Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated by the SEC and not withdrawn.

(h)            Listing. The shares of PubCo Class A Common Stock to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

Section 9.02.      Additional Conditions to Obligations of Acies. The obligations of Acies to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acies:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the Company contained in Sections 4.01(a), 4.02(a), 4.02(d), 4.03, and 4.06 in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)            The representations and warranties of the Company contained in Section 4.08(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date.

(iii)            Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.02(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b)            Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)            Officer’s Certificate. The Company shall have delivered to Acies a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

Section 9.03.      Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the Acies Parties contained in the first sentence of Section 5.01(a) and Sections 5.02(b), 5.03, 5.06, 5.17(m) and 5.19, in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acies Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)            The representations and warranties of the Acies Parties contained in Section 5.09(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date.

(iii)            Each of the representations and warranties of the Acies Parties contained in this Agreement (other than the representations and warranties of the Acies Parties described in Section 9.03(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acies Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acies Material Adverse Effect.

(b)            Agreements and Covenants. Each of the covenants of Acies to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)            Officer’s Certificate. The Acies Parties shall have delivered to the Company a certificate signed by an officer of Acies, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)            Sponsor Agreement. The transactions contemplated by the Sponsor Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Agreement.

(e)            Minimum Cash. Available PubCo Cash shall be equal to or greater than Minimum Cash minus the amount of any Pre-Closing Acies Qualified Expenses (the “Minimum Cash Condition”).

Article 10
Termination/Effectiveness

Section 10.01.  Termination. This Agreement may be terminated and the Transactions abandoned (notwithstanding any approval of this Agreement by the stockholders of the Company or shareholders of Acies) at any time prior to the Effective Time:

(a)            by mutual written agreement of the Company and Acies;

(b)            by either the Company or Acies if:

(i)            the Closing has not occurred on or before August 15, 2021 (such applicable date, the “End Date”); provided that the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to a party if the failure of such party to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the End Date;

(ii)            the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or applicable Law;

(iii)            the Acies Shareholder Approval is not obtained at the Acies EGM (subject to any adjournment or recess of the meeting);

(c)            by Acies, if:

(i)            the Support Agreements pursuant to Section 6.02(a) are not delivered to Acies within twenty-four (24) hours after the date of this Agreement;

(ii)            there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acies provides written notice of such violation or breach and the End Date) after receipt by the Company of notice from Acies of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that at the time of delivering a termination notice under this Section 10.01(c)(ii), Acies shall not be in material breach of any of its obligations under this Agreement;

(iii)            if the Company Stockholder Approval is not obtained within forty-eight (48) hours of the time the Registration Statement becomes effective;

(d)            by the Company, if:

(i)            there is any breach of any representation, warranty, covenant or agreement on the part of the Acies Parties set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing or the Sponsor breaches the Sponsor Agreement (each, a “Terminating Acies Breach”), except that, if any such Terminating Acies Breach is curable by the Acies Parties or the Sponsor, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the End Date) after receipt by Acies of notice from the Company of such breach, but only as long as the Acies Parties or the Sponsor, as applicable, continue to exercise such commercially reasonable efforts to cure such Terminating Acies Breach (the “Acies Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acies Breach is not cured within the Acies Cure Period; provided that at the time of delivering a termination notice under this Section 10.01(d)(i), the Company shall not be in material breach of any of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination that resulted in the termination of this Agreement subject to Section 11.12. The provisions of Sections 6.04, 8.04, this Section 10.02 and Article 11 (collectively, the “Surviving Provisions”), any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, and the Confidentiality Agreement shall in each case survive any termination of this Agreement. A failure by the Acies Parties to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

Article 11
Miscellaneous

Section 11.01.  Amendments and Waivers.

(a)            Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the Company Stockholders under the DGCL without such approval having first been obtained.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 11.02.  Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours for the recipient (and otherwise as of the immediately following Business Day), addressed as follows:

(a)            If to Acies, First Merger Sub or Second Merger Sub, to:

Acies Acquisition Corp.

1219 Morningside Drive, Suite 110

Manhattan Beach, CA 90266
Attention:   Daniel Fetters
                     Edward King
Email:    dan.fetters@aciesacq.com
              edward.king@aciesacq.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attention: Steven B. Stokdyk
Email: steven.stokdyk@lw.com

(b)            If to the Company, to:

PlayStudios, Inc.
10150 Covington Cross Drive
Las Vegas, NV 89144
Attention: Joel J. Agena, VP Legal Counsel
Email: joel@playstudios.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention:  Alan F. Denenberg
                     Lee Hochbaum
Email:    alan.denenberg@davispolk.com
              lee.hochbaum@davispolk.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 11.03.  Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04.  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing:

(a)            in the event the Closing occurs, the present and former officers and directors of the Company and Acies (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 8.05;

(b)            the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.12; and

(c)            in the event the Closing occurs, the Earnout Participants are intended third-party beneficiaries of, and may enforce, Section 3.08 (and Annex I hereto) by action of Earnout Participants who would receive at least 20% of the aggregate Earnout Shares potentially issuable hereunder (assuming full achievement of the Earnout Milestones).

Section 11.05.  Expenses. Except as otherwise provided herein (including Sections 3.10, 8.01, 8.06 and 8.07(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.06.  Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07.  Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.08.  Entire Agreement. This Agreement (together with the Schedules, Annexes and Exhibits to this Agreement), the Ancillary Agreements and that certain Confidentiality Agreement, dated October 27, 2020, between Acies and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.09.  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.10.  Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, the other Transaction Documents or the Transactions, shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), so long as one of such courts shall have subject matter jurisdiction over such Action. Any cause of action arising out of this Agreement or the Transactions shall be deemed to have arisen from a transaction of business in the State of New York. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in the Chosen Courts, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.10. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS.

Section 11.11. Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.12.  Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties, and then only with respect to the specific obligations set forth herein or in the other Transaction Documents with respect to such Party. Except to the extent a Party to this Agreement or the other Transaction Documents and then only to the extent of the specific obligations undertaken by such Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party to this Agreement or any other Transaction Documents, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acies, First Merger Sub or Second Merger Sub under this Agreement or any other Transaction Document of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.13.  Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent until such covenants and agreements have been fully performed (including, for the avoidance of doubt, those included in Annex I) and (b) any claim based upon Fraud.

Section 11.14.  Disclosure Schedule References and SEC Report References.

(a)            The Schedules, Annexes and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules, Annexes and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Schedules is included solely for informational purposes.

(b)            The Parties agree that each section or subsection of the Company Disclosure Schedule or the Acies Disclosure Schedule, as applicable, shall be deemed to be an exception to and to qualify (or, as applicable, a disclosure for purposes of), the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Acies Disclosure Schedule, as applicable. The Parties further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Acies Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Acies Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face to a reasonable person without any independent knowledge regarding the matter(s) so disclosed, notwithstanding the omission of a cross-reference to such other section or subsections.

(c)            The Parties agree that in no event shall any disclosure (other than statements of historical fact) contained in any part of any Acies SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Note Regarding Forward-Looking Statements,” “Special Note Regarding Forward Looking Statements” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Acies SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

ACIES ACQUISITION CORP.

By:	/s/ Edward King
Name: Edward King
Title: Co-Chief Executive Officer

By:	/s/ Daniel Fetters
Name: Daniel Fetters
Title: Co-Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

CATALYST MERGER SUB I, INC.

By:	/s/ Edward King
Name: Edward King
Title: President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

CATALYST MERGER SUB II, LLC By: Acies Acquisition Corp. Its: Sole Member

By:	/s/ Edward King
Name: Edward King
Title: Co-Chief Executive Officer

By:	/s/ Daniel Fetters
Name: Edward King
Title: Co-Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PLAYSTUDIOS, INC.

By:	/s/ Andrew S. Pascal
Name: Andrew S. Pascal
Title: Chairman and CEO

Annex I

Earnout Shares

This Annex I sets forth the terms for the calculation of the number (if any) of Earnout Shares to be issued. Terms used but not defined in this Annex I shall have the meanings given to such terms in the Agreement to which this Annex I is a part.

1.	12.50 Share Price Milestone. If the closing share price of PubCo Class A Common Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period commencing on or after the 150th day after the Closing Date and ending on or prior to the five (5)-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$12.50 Share Price Milestone,” and the date on which the first occurrence of the foregoing occurs is referred to as the “$12.50 Share Price Milestone Date”), then PubCo shall issue, as promptly as reasonably practicable following the $12.50 Share Price Milestone Date, to each Earnout Participant a number of shares of PubCo Class A Common Stock (or, if such participant is a member of the Founder Group, PubCo Class B Common Stock) equal to such participant’s Earnout Pro Rata Portion of 7,500,000 shares of PubCo Common Stock (such shares being referred to as the “$12.50 Earnout Shares”).

2.	$15.00 Share Price Milestone. If the closing share price of PubCo Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period commencing on or after the 150th day after the Closing Date and ending on or prior to the five (5)-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$15.00 Share Price Milestone” and together with the $12.50 Share Price Milestone, the “Earnout Milestones,” and the date on which the first occurrence of the $15.00 Share Price Milestone occurs is referred to as the “$15.00 Share Price Milestone Date”), then PubCo shall issue, as promptly as reasonably practicable following the $15.00 Share Price Milestone Date, to each Earnout Participant, a number of shares of PubCo Class A Common Stock (or, if such participant is a member of the Founder Group, PubCo Class B Common Stock) equal to such participant’s Earnout Pro Rata Portion of 7,500,000 shares of PubCo Common Stock (such shares being referred to as the “$15.00 Earnout Shares” and, together with the $12.50 Earnout Shares, the “Earnout Shares”).

3.	For the avoidance of doubt, if the condition for the $15.00 Share Price Milestone is achieved, the Earnout Shares to be earned in connection with such Earnout Milestone shall be cumulative with the Earnout Shares earned in connection with the achievement of the $12.50 Share Price Milestone; provided that, for avoidance of doubt, Earnout Shares in respect of each Earnout Milestone will be issued and earned only once.

4.	Upon the five (5)-year anniversary of the Closing Date, subject to extension as provided in Section 5 below, (the “Earnout Expiration Date”):

(a)	if the $12.50 Share Price Milestone has not been achieved, none of the $12.50 Earnout Shares shall be issued and the contingent right to receive the $12.50 Earnout Shares shall be forfeited for no consideration; and

(b)	if the $15.00 Share Price Milestone has not been achieved, none of the $15.00 Earnout Shares shall be issued and the contingent right to receive the $15.00 Earnout Shares shall be forfeited for no consideration.

5.	In the event that after the Closing and prior to the five (5)-year anniversary of the Closing Date, there is an Earnout Strategic Transaction (or a definitive agreement providing for an Earnout Strategic Transaction has been entered into prior to the five (5)-year anniversary of the Closing Date and such Earnout Strategic Transaction is ultimately consummated, even if such consummation occurs after the five (5)-year anniversary of the Closing Date), then if the per share value of the consideration to be received by the holders of the PubCo Class A Common Stock in such Earnout Strategic Transaction equals or exceeds $12.50 per share and the $12.50 Share Price Milestone has not been previously achieved, then the $12.50 Share Price Milestone shall be deemed to have been achieved and if the per share value of the consideration to be received by the holders of the PubCo Class A Common Stock in such Earnout Strategic Transaction equals or exceeds $15.00 per share and the $15.00 Share Price Milestone has not been previously achieved, then the $15.00 Share Price Milestone shall be deemed to have been achieved; provided, that if the consideration to be received by the holders of the PubCo Class A Common Stock in such Earnout Strategic Transaction includes non-cash consideration, the value of such consideration shall be determined in good faith by the PubCo Board; provided, further that such Earnout Shares that are not deemed earned as of the consummation of such Earnout Strategic Transaction shall be cancelled for no consideration. In the event either the $12.50 Share Price Milestone or $15.00 Share Price Milestone would be deemed to be achieved pursuant to this Section 5, the Earnout Shares shall be issued or deemed to be issued immediately prior to the consummation of the Earnout Strategic Transaction and such Earnout Shares shall receive the same consideration per share as the PubCo Class A Common Stock or PubCo Class B Common Stock, as applicable.

6.	If PubCo shall, at any time or from time to time, after the date hereof effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of PubCo Common Stock, the number of Earnout Shares issuable pursuant to, and the stock price targets set forth in this Annex I, shall be equitably adjusted for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction becomes effective.

7.	The following terms shall have the following meanings:

“Earnout Participant” means each holder of Company Capital Stock (including, for the avoidance of doubt, holders of Company Capital Stock issued upon the automatic exercise of Company Warrants) or vested Company Options, in each case, as of immediately prior to the Effective Time with an Earnout Pro Rata Portion in excess of zero (0).

“Earnout Pro Rata Portion” means, with respect to

(a)	each holder of outstanding shares of Company Capital Stock as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the amount of Company Stockholder Stock Consideration that such holder would be eligible to receive if such holder made a Stock Election for all of such holder’s shares of Company Capital Stock divided by (ii) the sum of (x) the amount of Company Stockholder Stock Consideration that all holders of Company Capital Stock as of immediately prior to the Effective Time would be eligible to receive if all such holders made a Stock Election for all of such holders’ shares of Company Capital Stock; plus (y) the total number of shares of PubCo Common Stock issued or issuable upon the exercise of the vested Converted Options as of immediately following the Effective Time; (this clause (ii), the “Earnout Denominator”); and

(b)	each holder of vested Converted Options as of immediately following the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of PubCo Common Stock issued or issuable upon exercise of such holder’s Converted Options as of immediately following the Effective Time, divided by (ii) the Earnout Denominator, in each case with such adjustments to give effect to rounding as the Company may determine in its sole discretion;

provided, however, in no event shall the aggregate Earnout Pro Rata Portion exceed 100%.

“Earnout Strategic Transaction” means the occurrence in a single transaction or as a result of a series of related transactions, of a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction with respect to PubCo and its Subsidiaries, taken as a whole, whereby all or substantially all of the holders of the outstanding shares of PubCo Class A Common Stock have such shares converted, exchanged or otherwise replaced with the right to receive cash, securities or other property.

8.	The Earnout Shares are an integral part of the Company Stockholder Consideration. Notwithstanding anything to the contrary in this Annex I or the Agreement to which this Annex I is a part, before the Earnout Shares are issued in connection with an Earnout Milestone or in connection with an Earnout Strategic Transaction, the contingent right to receive the Earnout Shares:

(a)	does not provide the holders of such contingent right any rights of the holders of PubCo Common Stock, including no right to vote and no right to receive dividends;

(b)	does not bear interest in any form;

(c)	is not a “security” and is not assignable or transferable, except by operation of law, will or intestacy; and

(d)	is not represented by any form of certificate or instrument.